MALL ST. VINCENT
Shreveport, Louisiana



CONTRIBUTION AGREEMENT

BETWEEN

MSV PROPERTIES, L.L.C.,
a Georgia limited liability company


and

GGP LIMITED PARTNERSHIP,
a Delaware limited partnership

October 21, 1998
CONTRIBUTION AGREEMENT


   Contribution Agreement, dated October 21, 1998, between MSV
Properties, L.L.C., a Georgia limited liability company
("Contributor"), and GGP Limited Partnership, a Delaware limited partnership (the "Partnership").


R E C I T A L S

   WHEREAS, Contributor is the owner of a regional shopping center located in Shreveport, Louisiana and commonly known as Mall St.
Vincent (the "Mall"); and

   WHEREAS, Contributor desires to contribute to the capital of the Partnership all of the Property (as defined herein) and the Partnership desires to acquire the Property.

   NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby agree as follows:


ARTICLE
Definitions

      Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

   "ADA" shall mean the Americans With Disabilities Act, as amended.

   "Adjacent Land" shall mean the real property and improvements thereto more fully described on Schedule 1.1(a), less and except all oil, gas and other minerals lying in, on or under the same.

   "Adjacent Land Purchase Contract" shall mean that certain Sales Contract dated as of April 24, 1998, as amended, between The Congregation of the Daughters of the Cross and The Marianites of Holy Cross (collectively, as "Seller" thereunder) and Mark P. Sealy or his assigns (as "Purchaser" thereunder).

   "Adjustable Tenant Charges" shall mean common or mall area maintenance (exterior and interior) charges, real estate taxes and assessments, property insurance charges and HVAC charges to the extent denominated or treated as such in the Leases and the Reciprocal Easement Agreement.

   "Affiliates" shall mean, with respect to the Partnership, any Person controlling, controlled by or under common control with the General Partner or the Partnership and, with respect to Contributor, any Person that is one of the constituent members of Contributor or a member of any such constituent member, and with respect to both the Partnership and Contributor, the members of the families of such Persons, trusts for the benefit of any of such Persons and any Person controlling, controlled by or under common control with any of such Persons.

   "Agreement" shall mean this Sale and Contribution Agreement, as amended or modified from time to time hereafter in accordance with the terms hereof.

   "Anchor" shall mean each Person identified in Schedule 1.1(b).

   "Annual Financial Statements" shall have the meaning set forth in Section 6.2(j).

   "Applicable Closing Fiscal Period" shall mean, with respect to any item which is prorated under Article IV, the calendar year (or other fiscal period for which such item is determined or assessed) during which the Closing Date occurs.

   "Assumed Liabilities" shall have the meaning set forth in
Section 2.3.

   "Basic Information" shall have the meaning set forth in Section
6.2(f).

   "Books and Records" shall mean all records, books of account and papers of Contributor relating to the construction, ownership and operation of the Property, whether on paper or electronic media, including without limitation architect's drawings, blue prints and as-built plans, maintenance logs, instruction books, licenses and permits, employee manuals, records and correspondence relating to insurance claims, copies of guaranties and warranties, financial statements, operating budgets, structural, mechanical, geotechnical and other engineering studies, soil test reports, environmental (including without limitation underground storage tank) reports, feasibility studies, appraisals, ADA surveys or reports, marketing studies, lease summaries and originals and/or copies of the Leases, the Reciprocal Easement Agreement and the Contracts and all correspondence related to any of the foregoing.

   "Casualty" shall mean any damage to or destruction of the Property or any portion thereof caused by fire or other casualty, whether or not insured.

   "Closing" shall have the meaning set forth in Section 3.1.

   "Closing Date" shall have the meaning set forth in Section 3.1.

   "Closing Documents" shall mean the Contributor Closing
Documents and Partnership Closing Documents, collectively.

   "Closing Price" shall have the meaning set forth in the Partnership Agreement.

   "Code" shall mean the Internal Revenue Code of 1986, as amended.

   "Common Stock" shall mean the common stock, $.10 par value per share, of the General Partner.

   "Contract Party Consents" shall have the meaning set forth in
Section 10.5.

   "Contracts" shall mean the service, maintenance and other contracts and concessions that are currently in effect with respect to the Mall respecting the use, maintenance, development, sale or operation thereof or any portion thereof (but excluding this Agreement, the Ground Lease, the Leases, the Permitted Exceptions and the Reciprocal Easement Agreement) which are listed on Schedule 6.2(m), together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

   "Contributor Information" shall have the meaning set forth in
Section 6.2(ag).

   "Contributor's Liabilities" shall have the meaning set forth in
Section 2.3.

   "Environmental Laws" shall mean all federal, state and local statutes, ordinances, codes, rules, regulations, guidelines, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials, underground or above-ground storage tanks or the protection of human health or the environment, as any of the same may be amended from time to time, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act or any equivalent state or local laws or ordinances; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984, or any equivalent state or local laws or ordinances; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. 136 et. seq. or any equivalent state or local laws or ordinances; the Hazardous Materials Transportation Act (49 U.S.C. 1801 et seq.); the Emergency Planning and Community Right-to-Know Act ("EPCRA"), 42 U.S.C. 11001 et. seq. or any equivalent state or local laws or ordinances; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. 2601 et. seq. or any equivalent state or local laws or ordinances; the Atomic Energy Act, 42 U.S.C. 2011 et. seq., or any equivalent state or local laws or ordinances; the Clean Water Act (the "Clean Water Act"), 33 U.S.C. 1251 et. seq. or any equivalent state or local laws or ordinances; the Clean Air Act (the "Clean Air Act"), 42 U.S.C. 7401 et seq. or any equivalent state or local laws or ordinances; the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. or any equivalent state or local laws or ordinances.

   "Escrow Agent" shall have the meaning set forth in Section
2.2(d).

   "Estoppels" shall mean the estoppel certificates to be obtained pursuant to Section 10.7.

   "Exchange Act" shall have the meaning set forth in Section
6.1(o).

   "Exchange Act Reports" shall have the meaning set forth in
Section 6.1(o).

   "Excluded Parcels" shall mean those certain parcels of land legally described in Exhibit A and the improvements thereon owned by certain of the Anchors or other Persons other than Contributor.

   "Excluded Personalty" shall mean the personal items belonging to employees of Existing Manager and, except as otherwise provided herein (including without limitation Section 9.1(b) and Article
IV), the cash, cash accounts and receivables of Contributor.

   "Existing Indebtedness" shall mean that certain loan in the original principal amount of $19,325,000.00 made by Berkshire
Mortgage Finance Corporation, a Delaware corporation, to
Contributor, which loan is evidenced and secured by the Existing
Indebtedness Documents.

   "Existing Indebtedness Documents" shall have the meaning set forth in Schedule 6.2(u).

   "Existing Indebtedness Consent Documents" shall have the meaning set forth in Section 2.4.

   "Existing Lender" shall mean Norwest Bank Minnesota, National
Association, as Trustee for the registered holders of NationsLink
Funding Corporation, Commercial Mortgage Pass-Through
Certificates, Series 1998-1, which is currently and as of the Closing shall continue to be the holder of the Existing
Indebtedness.

   "Existing Management Agreement" shall mean that certain
Management Agreement dated May 14, 1996, between Contributor and the Existing Manager, as amended by First Extension and Amendment of Real Estate Management Agreement dated March 27, 1997.

   "Existing Manager" shall mean GGMI.

   "Fifth Anniversary Date" shall have the meaning set forth in
Section 10.12.

   "Financial Statements" shall have the meaning set forth in
Section 6.2(j).

   "Fixed and Other Tenant Charges" shall mean Rent other than Adjustable Tenant Charges, Sales Based Tenant Charges and
Promotional and Advertising Contributions.

   "Fixed and Other Tenant Charge Arrearage" shall mean Fixed and
Other Tenant Charges due and payable prior to but unpaid as of the Closing Date.

   "GAAS" shall mean Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American
Institute of Certified Public Accountants from time to time.

   "General Partner" shall mean General Growth Properties, Inc., a Delaware corporation and the general partner of the Partnership.

   "GGMI" shall mean General Growth Management, Inc., a Delaware corporation.

   "Grantee" shall mean the assignee, designee or nominee (as the case may be), if any, of the Partnership to which title to the Property will be conveyed at Closing.

   "Gross Asset Value" shall mean Twenty-Six Million Four Hundred
Thousand and no/100 Dollars ($26,400,000.00).

   "Ground Lease" shall mean that certain Agreement between General
Growth Properties, a Massachusetts voluntary association ("General Growth"), as lessee, and Sears Roebuck and Co., a New York corporation ("Sears"), as lessor, first dated May 30, 1975, effective as of May 30, 1975, as evidenced by that certain Memorandum of Ground Lease first dated February 13, 1976, and recorded in the Conveyance Records of Caddo Parish, Louisiana on March 5, 1976, in Book 1534, page 78, under Registry Number 677978, as corrected by that certain Correction Memorandum of Ground Lease first dated April 12, 1986, and recorded in the Conveyance Records of Caddo Parish, Louisiana on May 24, 1976, in Book 1546, page 520, under Registry Number 685493, as the same has been heretofore amended by that certain (a) Amendment to Lease dated as of December 22, 1975, by and between General Growth and Sears, and recorded in the Conveyance Records of Caddo Parish, Louisiana on November 8, 1976, in Book 1571, page 196, under Registry Number 700184, (b) Second Amendment to Lease dated and effective as of July 12, 1976, by and between General Growth and Sears, and recorded in the Conveyance Records of Caddo Parish, Louisiana on November 5, 1976, in Book 1571, page 166, under Registry Number 700165, (c) Memorandum of Amendments to Ground Lease last dated November 5, 1976, by and between General Growth and Sears, and recorded in the Conveyance Records of Caddo Parish, Louisiana on November 5, 1976, in Book 1571, page 182, under Registry Number 700189, and as the same has been heretofore assigned by that certain (u) Assignment of Leases of Real Property dated November 4, 1976, by and between General Growth, as assignor, and General Growth Property, da Shreveport Mall, an Ordinary Partnership in Commendam ("Shreveport Mall"), as assignee, and recorded in the Conveyance Records of Caddo Parish, Louisiana on November 17, 1976, in Book 1571, page 755, under Registry Number 700988, (v) Assignment of Leasehold Interest dated March 28, 1980, by and between Shreveport Mall, as assignor, and St. Vincent's Mall, an ordinary partnership in commendam domiciled in Caddo Parish, Louisiana ("St. Vincent's Mall"), as assignee, and recorded in the Conveyance Records of Caddo Parish, Louisiana on March 31, 1980, in Book 1785, page 367, under Registry Number 828634, (w) Assignment of Partnership Interest and Election by Sole Partner to Continue Business of Partnership as a Sole Proprietor made and entered into as of June 30, 1986, by and between Knollwood Company, a South Dakota general partnership, as assignor, and Aetna Life Insurance Company, a Connecticut corporation ("Aetna"), as assignee, (x) Assignment and Assumption of Lease and Operating Agreement effective as of December 1, 1994, by and between Aetna, as assignor, and Mall St. Vincent, L.L.C., a Georgia limited liability company ("Mall St. Vincent"), as assignee, and recorded in the Conveyance Records of Caddo Parish, Louisiana on December 6, 1994, in Book 3009, page 655, under Registry Number 1454996, (y) Assignment and Assumption of Lease and Operating Agreement effective as of August 28, 1995, by and between Mall St. Vincent, as assignor, and Harry Julius Butler, Jr., as assignee, and recorded in the Conveyance Records of Caddo Parish, Louisiana on August 28, 1995, in Book 3063, page 621, under Registry Number 1485717, and (z) Assignment and Assumption of Lease and Operating Agreement dated August 23, 1995, by and between Harry Julius Butler, Jr., as assignor, and MSV Properties, L.L.C., as assignee, and recorded in the Conveyance Records of Caddo Parish, Louisiana on August 28, 1998, in Book 3063, page 678, under Registry Number 1485722.

   "Ground Lease Parcel" shall mean the real estate described on Exhibit C and improvements thereto to which the Ground Lease relates.

   "Ground Lessor" shall mean Sears, Roebuck & Co.

   "Ground Lessor Estoppel" shall have the meaning set forth in
Section 2.10.

   "Hazardous Materials" shall mean any substance, material, waste, gas or particulate matter which (a) is regulated by the United States Government, the State of Louisiana, any other state with jurisdiction, or any local governmental authority, or (b) the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of is prohibited, controlled or regulated by any Environmental Law, or
(c) requires investigation or remediation under any Environmental Law or common law, or (d) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or (e) causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Property, or (f) could or does cause the Partnership or Contributor to be liable for trespass by virtue of its migration to other properties. Such term includes, without limitation, any material or substance which is (1) now or at any future time defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste" or any like or similar term under any applicable Environmental Law; (2) oil and petroleum products; (3) asbestos or asbestos-containing material as defined in the regulations of the Occupational Safety and Health Administration at 29 C.F.R. 1910.1001 (but only if the same is friable); (4) polychlorinated biphenyls; (5) radioactive material; (6) now or at any future time designated as a "toxic pollutant" or a "hazardous substance" pursuant to Sections 307 or 311 of the Clean Water Act;
(7) now or at any future time defined as a "hazardous waste" pursuant to Section 1004 of RCRA; (8) now or at any future time defined as a "hazardous substance" pursuant to Section 101 of CERCLA; (9) now or at any future time designated as a "hazardous chemical" substance or mixture pursuant to TSCA; (10) now or at any future time designated as an "extremely hazardous" substance under Section 302 of EPCRA; (11) now or at any future time designated as a "priority pollutant" or "hazardous air pollutant" pursuant to the Clean Air Act; (12) now or at any future time designated as a hazardous chemical under the Occupational Safety and Health Act; (13) radon gas or other radioactive source material, including special nuclear material, and byproduct materials regulated under the Atomic Energy Act, 42 U.S.C. 2011 et. seq.; (14) now or at any future time subject to regulation under FIFRA; (15) natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; or (16) infectious wastes or materials and pathogenic bacteria or other pathogenic microbial agents.

   "Improvements" shall mean all buildings, structures (surface and subsurface), and other improvements located on the Land and those located on the Ground Lease Parcel, including any fixtures and any immovables as shall constitute real property under applicable provisions of law. "Improvements" shall not include any Tenant improvements on the Land which will not be a part of the landlord's reversion upon expiration or termination of the Leases or the Ground Lease.

   "Indemnified Partnership Persons" shall have the meaning set forth in Section 10.1(a).

   "Inspection Period Expiration Date" shall have the meaning set forth in Section 7.2.

   "Insurance Policy" shall have the meaning set forth in Section
3.2(d).

   "Intellectual Property" shall have the meaning set forth in
Section 6.2(k).

   "IRS" shall have the meaning set forth in Section 10.13.

   "Joinder Agreement" shall have the meaning set forth in Section
2.6.

   "Land" shall mean those certain parcels of real estate described on Exhibit B as to which Contributor holds a fee simple estate.

   "Leases" shall mean those leases, tenancies, concessions, licenses and occupancy agreements currently in effect affecting or relating to the Mall which are listed on Schedule 6.2(g-1), together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement. Leases shall not include the Ground Lease.

   "Liens" shall mean mortgages, deeds of trust, liens, pledges, security interests, options, rights of first refusal, charges, claims, restrictions and other encumbrances of any nature whatsoever.

   "Loss" shall have the meaning set forth in Section 10.1(a).

   "Mall" shall have the meaning set forth in the recitals.

   "Memorandum" shall mean that certain Private Placement
Memorandum dated August 25, 1998 relating to the issuance of Units pursuant hereto, among other things.

   "Missing Parties" shall have the meaning set forth in Section
8.2(c).

   "Net Asset Value" shall mean the excess of (a) the Gross Asset
Value over (b) the outstanding principal amount of the Existing
Indebtedness on the Closing Date, as the same may be further adjusted in accordance with the terms hereof.

   "Net Operating Cash Flow" shall have the meaning set forth in the Partnership Agreement.

   "Other Deposits" shall have the meaning set forth in Section
4.8.

   "Partnership Agreement" shall mean the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 1, 1998, as amended by that certain First Amendment thereto dated as of June 10, 1998, and that certain Second Amendment thereto dated as of June 29, 1998, and as the same may be further amended hereafter.

   "Party" shall mean a party to the Reciprocal Easement
Agreement, a Contract or a Tenant under a Lease (or the successor or assignee thereof), in each case other than Contributor or the Partnership or any predecessor in title with respect to the Property.

   "Permitted Exceptions" shall mean the following:

      those title exceptions, defects and other matters that are shown on Exhibit D;

      the terms, covenants and conditions of the Reciprocal
Easement Agreement;

      provided that there is no outstanding violation thereof of which Contributor has received notice or otherwise has knowledge which the Partnership has not otherwise accepted or waived in accordance herewith, zoning, subdivision, environmental, municipal building and all other laws, rules, regulations, ordinances, codes, restrictions or legal requirements applicable to the ownership, use, occupancy or development of, or the right to maintain or operate (including the construction of improvements on), the Real Property and any other lawful action of any duly constituted public authority or other body having or exercising jurisdiction over the Real Property presently existing;

      the state of facts shown on the Survey;

      Liens for unpaid real property taxes and assessments, water rates and charges, sewer taxes and rents and other governmental charges which are not yet due and payable;

      the rights of the Tenants under the Leases as tenants only;

      mechanics' liens, lis pendens and notices of commencement of action against Contributor in respect of the Real Property (or which affect the interest of Contributor in the Real Property) provided that the same do not exceed $25,000 in the aggregate and provided further that the Title Company shall provide affirmative insurance with respect thereto insuring the Partnership from loss with respect thereto in form and substance acceptable to the Partnership in its sole discretion;

      subject to receipt by the Partnership of the Existing
Indebtedness Consent Documents, the Liens created pursuant to the Existing Indebtedness Documents; and

      such other Liens and title exceptions as the Partnership may accept under Section 5.3.

No agreement to take title to the Real Property subject to Permitted Exceptions shall be deemed a waiver of any representation or warranty of Contributor set forth in Section 6.2 or the rights of the Partnership contained in Section 5.3, it being understood and agreed that the Partnership's agreements regarding Permitted Exceptions assume the truth and accuracy of all such representations and warranties, subject the provisions of
Section 6.3.

   "Person" shall mean any individual, corporation, partnership, limited liability company, governmental unit or agency, trust, estate or other entity of any type.

   "Personalty" shall mean all right, title and interest of Contributor in and to the personal property, both tangible and intangible, located in or upon or used in connection with the operation and maintenance of the Mall, including without limitation fixtures; machinery; equipment; building supplies and materials; consumables; inventories; names, logos, trademarks, trade names and copyrights; all assignable licenses, permits and certificates of occupancy; all assignable guaranties or warranties (including performance bonds obtained by, or for the benefit of, Contributor pertaining to the ownership, construction or development of the Real Property or any part thereof); the Intellectual Property; the Books and Records; computer and peripheral equipment and computer software; advertising materials and telephone exchange numbers. Without limiting the foregoing, "Personalty" shall include the computer and peripheral equipment located at the Mall and the property listed on Schedule 1.1(c) but shall not include the rights of Contributor in or under the Leases, Reciprocal Easement Agreement, Contracts or Excluded Personalty.

   "Pledge Agreement" shall have the meaning set forth in Section
2.7.

   "Pre-Existing Property Conditions" shall have the meaning set forth in Section 2.3(c).

   "Prescribed Form" shall have the meaning set forth in Section
10.7.

   "Prohibited Disposition" shall have the meaning set forth in
Section 10.12.

   "Promotional and Advertising Contributions" shall mean contributions made from time to time to the Promotional and Advertising Fund by any Tenants, any Anchors, any Party to the Reciprocal Easement Agreement, Contributor and any of
Contributor's  predecessors in interest.

   "Promotional and Advertising Fund" shall have the meaning set forth in Section 2.11.

   "Promotional Fund Waiver" shall have the meaning set forth in
Section 2.11.

   "Property" shall mean (a) the Real Property, (b) the
Personalty, (c) the rights and interests of Contributor under all Leases and the Ground Lease and (d) the rights and interests of Contributor under, in and to the Contracts to the extent assignable.

   "Qualified Investor" shall mean a Person that (a) is an "accredited investor" within the meaning of Regulation D under the Securities Act and (b) has provided to the Partnership a Questionnaire establishing the same to the satisfaction of the Partnership.

   "Questionnaire" shall mean an investor questionnaire in the form prescribed by the Partnership.

   "Real Property" shall mean the Land, the Ground Lease Parcel and the Improvements, together with all of the estate, right, title and interest of Contributor therein, and in and to (a) any land lying in the beds of any streets, roads or avenues, open or proposed, public or private, in front of or adjoining the Land or the Ground Lease Parcel (as the case may be) to the center lines thereof, and in and to any awards to be made in lieu thereof and in and to any unpaid awards for damage to the foregoing by reason of the change of grade of any such streets, roads or avenues; and
(b) all easements, servitudes, rights, licenses, privileges, rights-of-way, strips and gores, hereditaments and such other real property rights and interests appurtenant to the foregoing (including, without limitation, all rights of Contributor under the Reciprocal Easement Agreement).

   "Reciprocal Easement Agreement" shall have the meaning set forth in Section 6.2(g-2).

   "Recourse Liabilities" shall have the meaning set forth in
Section 2.4.

   "Regulations" shall mean the final, temporary or proposed
Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

   "Rent Roll" shall have the meaning set forth in Section 6.2(f).

   "Rents" shall mean fixed, minimum, additional, percentage and overage rents, common area maintenance charges, advertising and promotional fees, insurance charges, rubbish removal charges, sprinkler charges, shoppers aid charges, water charges, utility charges, HVAC charges, environmental charges (as such term is defined in the Leases), amounts payable with respect to real estate and other taxes, and other amounts payable by the Parties under the Leases and the Reciprocal Easement Agreement.

   "Required Estoppels" shall mean (a) Estoppels from each Anchor and each other individual Tenant which under its Lease occupies
5,000 or more square feet of floor area, and (b) Estoppels from Tenants under not fewer than 75% of the other Leases.

   "Sales Based Tenant Charges" shall mean Rent consisting of overage or percentage rent.

   "Sealy" shall mean Mark P. Sealy, an individual who is an Affiliate of Contributor.

   "Securities Act" shall mean the Securities Act of 1933, as amended.

   "Security Deposits" shall have the meaning set forth in Section
4.8.

   "Share Price" shall mean the average of the Closing Price for the twenty (20) Trading Days preceding the third Trading Day prior to the Closing Date.

   "Substantial Casualty" or "Substantial Taking" shall mean, a Casualty or Taking, as the case may be, where:

   (a) the condemnation award, or the proceeds payable under the applicable policy or policies of casualty insurance maintained by Contributor, are insufficient by more than $100,000 to fully repair the damage caused by such Casualty or Taking, unless Contributor shall (at its sole option and without any obligation to do so) grant to the Partnership a credit equal to such deficiency; or

   (b) an Anchor shall, by reason of such Casualty or Taking, either terminate its Lease or its obligations under the Reciprocal Easement Agreement, or cease operating at the Mall (other than temporarily due to such damage and destruction, remodeling, renovation or any similar cause), or cease operating at the Mall under the name under which it was operating immediately prior to such Taking or Casualty or have the right to do any of the foregoing (unless such right shall have expired or been waived) or the same shall occur with regard to Tenants occupying more than 45,000 leasable square feet at the Property in the aggregate; or

   (c) the estimated time for repair or restoration shall exceed three (3) months; or

   (d) in the case of a Taking, a Taking with respect to such portion of the Real Property as, when so taken would, in the reasonable opinion of the Partnership, leave remaining a balance of the Real Property, which, due either to the area taken or the location of the part taken would not, under applicable zoning laws, building regulations and economic conditions then prevailing or otherwise, readily accommodate a new or restructured building or buildings of a type and size generally similar to the building or buildings existing on the date hereof, or would result in inadequate parking or lack of reasonable access to public roads.

   "Survey" shall mean have the meaning set forth in Section 5.2.

   "Taking" shall mean a taking of all or any portion of the Real
Property in condemnation or by exercise of the power of eminent domain or by an agreement in lieu thereof.

   "Tenants" shall mean tenants, concessionaires, licensees and/or occupants under the Leases (but shall not include Contributor, in its capacity as ground lessee under the Ground Lease).

   "Tenant Services" shall mean all services supplied by or on behalf of Contributor to Tenants for which Tenants are separately charged, other than services in the nature of common area maintenance.

   "Termination of Property Management Documents" shall have the meaning set forth in Section 2.5.

   "Title Commitment" shall have the meaning set forth in Section
5.1.

   "Title Company" shall mean Chicago Title Insurance Company.

   "Title Policies" shall have the meaning set forth in Section
5.1.

   "Trading Day" shall mean a day on which the New York Stock
Exchange is open for business.

   "Transactions" shall mean the transactions contemplated by this Agreement.

   "Units" shall mean Common Units of limited partnership interest in the Partnership, as defined in the Partnership Agreement.

      References. All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided, or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement, and any references to "Exhibit" shall, unless otherwise specified, refer to one of the exhibits annexed hereto and, by such reference, made a part hereof. The words "herein", "hereof", "hereunder", "hereinafter", "hereinabove" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or article hereof.


ARTICLE
Contribution; Consideration

      Contribution. Upon the terms and subject to the conditions contained herein, at the Closing, Contributor shall contribute to the capital of the Partnership, and the Partnership shall acquire, the Property, free and clear of all Liens (except for the Permitted Exceptions). The Property is being acquired hereunder only as an entirety, and not in separate parts, and all portions of the Property shall be simultaneously conveyed to the Partnership and/or one or more designees of the Partnership in accordance with this Agreement.




      Consideration.

      In exchange for the contribution of the Property (including without limitation all right, title and interest of Contributor in and to the Real Estate) and in addition to the assumption of the Existing Indebtedness and the cash and other adjustments between the parties as hereinafter provided (including without limitation adjustments in accordance with Article IV), at the Closing, the Partnership shall issue in the aggregate to Contributor and/or to its members (as directed by Contributor) the number of Units equal to the quotient of (i) the Net Asset Value divided by (ii) the Share Price. The Gross Asset Value is allocated among the items of Property as set forth on Schedule 2.2(a). Contributor shall deliver written notice to the Partnership at least five (5) days prior to the Closing of the allocation of Units to be issued to each of its constituent members.

      Contributor shall not, and shall not cause, encourage or permit its Affiliates to, buy or sell or induce any Person to buy or sell (including without limitation short sell) any shares of Common Stock during the twenty-five (25) Trading Days prior to the Closing whether in the open market or in a negotiated transaction.

      Notwithstanding anything contained herein to the contrary, fractional Units shall not be issued hereunder; instead, the number of Units to be issued hereunder shall be the number of Units issuable pursuant to the other provisions of this Agreement rounded up to the nearest whole Unit.

      Assumption of Liabilities.

      At Closing, the Partnership or Grantee shall assume (i) the obligations of Contributor under the Existing Indebtedness Documents (including the obligation to repay the principal owing thereunder and accrued and unpaid non- delinquent interest thereon to the Existing Lender), (ii) the liabilities and obligations of Contributor arising from and after the Closing Date under or in respect of the Leases, the Ground Lease, the Reciprocal Easement Agreement and the assignable Contracts (with such liabilities being limited to the same extent, if any, as the liability of Contributor is limited thereunder) but only to the extent that such liabilities and obligations do not arise out of any event, circumstance, action, failure to act or occurrence of any sort or type which occurred, existed or was taken prior to the Closing Date (other than the entry into the Lease, the Ground Lease, the Reciprocal Easement Agreement and the Assignable Contracts themselves), and (iii) other liabilities and obligations of Contributor herein described to the extent the Partnership has agreed herein to pay the same or has received credit hereunder therefor (including, without limitation, those liabilities and obligations for which the Partnership has received proration credits under the provisions of Article IV hereof). All of the obligations to be assumed by the Partnership pursuant to this
Section 2.3(a) are herein referred to as the "Assumed
Liabilities".

      Except as provided in Section 2.3(a) and except for the responsibilities of GGMI under the Existing Management Agreement, from and after the Closing and whether or not disclosed herein or elsewhere, neither the Partnership nor any Affiliate of the Partnership (including without limitation the Grantee) shall be responsible for, and neither the Partnership nor any Affiliate is assuming, any liabilities or obligations of Contributor whether or not the same relate to the Property or were incurred in connection with the ownership, use, management or operation thereof prior to Closing by Contributor or by its agents (such liabilities, exclusive of the Assumed Liabilities, collectively, the "Contributor's Liabilities") and Contributor shall pay or otherwise satisfy Contributor's Liabilities as and when due. Without limiting the foregoing, Contributor's Liabilities shall include (a) all federal, state and local taxes of whatever kind and nature of Contributor relating to the period prior to Closing or the consummation of the Transactions (other than real estate taxes and assessments on real property to the extent that the Partnership has received credit under Article IV; (b) liabilities relating to any employees, employee benefit plans or collective bargaining agreements of Contributor including without limitation severance pay and accrued vacation pay obligations and other liabilities of Contributor or others in the employ of Contributor relating to the termination of such employees as the result of the consummation of the Transactions (but not the termination by the Partnership or any Affiliate thereof of any such employees who are employed by the Partnership or such Affiliate following Closing);
(c) any tort liability arising from any accident, injury, event, circumstance, action or omission occurring prior to Closing (other than tort liability resulting from the physical condition of the Property on the Closing Date where the accident or injury occurs after the Closing Date), whether asserted before or after the Closing, (d) any liability for breach of, or other payment obligation under, a Lease, Reciprocal Easement Agreement, Contract, Existing Indebtedness Document or Adjacent Land Purchase Contract that occurred, was due or accrued prior to Closing, whether asserted before or after the Closing (including, without limitation, any claimed overcharge of Adjustable Tenant Charges), and (e) any liability, fine, penalty or the like that is imposed or assessed by a governmental authority for or with respect to the period prior to Closing, whether imposed or assessed before or after the Closing.

      Contributor and the Partnership acknowledge and agree, notwithstanding anything to the contrary set forth in Sections 2.3(a) or 2.3(b), that the term "Assumed Liabilities" does not include and, except as provided in this Section 2.3(c), the term "Contributor Liabilities" does not include any liability or obligation relating to either (i) the physical condition of the Property at any time on or prior to the Closing including the environmental condition thereof and whether the physical condition thereof is or is not in compliance with the Leases, the Reciprocal Easement Agreement, the Contracts or Existing Indebtedness Documents; or (ii) the compliance or non-compliance of the Property at any time on or prior to the Closing with applicable laws (such physical condition and status of compliance or non-compliance of the Property at any time on or prior to the Closing as referenced above in clauses (i) and (ii) being collectively referred to herein as the "Pre-Existing Property Conditions").
The foregoing notwithstanding, except in connection with "Reserved Environmental Actions" (as such term is hereinafter defined), the term "Contributor's Liabilities" shall include any and all claims asserted by, and obligations and liabilities to, any unaffiliated third parties who shall have suffered loss or damage prior to Closing relating to any Pre-Existing Property Conditions regardless of whether the claim by any such third party is made before or after Closing. For the purposes of this Agreement "Reserved Environmental Actions" shall mean any and all claims by, and obligations and liabilities to, any governmental authorities or unaffiliated third parties which are asserted against the Partnership or Grantee after Closing with respect to any environmental matter relating to any Pre-Existing Property Conditions. The Reserved Environmental Actions shall not be included in Contributors Liabilities or in the Assumed Liabilities but, with respect thereto, except in connection with environmental matters which constitute Pre-Existing Property Conditions of which the Partnership had knowledge (as defined in Section 6.1 hereof) as of the Closing or which were disclosed in the Environmental Reports (as defined in Section 6.2(e) hereof), the Partnership and Grantee hereby expressly reserve and retain all rights and remedies against Contributor and Contributor (subject to any valid defenses to which it may be entitled) shall have liability to the Partnership and Grantee for reimbursement and contribution pursuant to any and all provisions of common law, statutory law or otherwise with respect to any and all obligations and liabilities which the Partnership may incur to governmental authorities or third parties as a result of any and all such Reserved Environmental Actions.

      Matters Relating to Existing Indebtedness. It shall be a condition precedent to the Partnership's obligation to close the Transactions that Contributor shall obtain and provide to the Partnership on or prior to Closing and at no cost to the Partnership (all such costs to be paid by Contributor, including, without limitation, the payment of the transfer fees and all other fees, costs and expenses imposed or required by the Existing Lender to be paid in connection therewith): (i) the consent of the Existing Lender to the consummation of the Transactions (including, without limitation, the ownership of the Property following Closing by the Partnership or one or more Affiliates of the Partnership and the management of the Property following Closing by GGMI); and (ii) an agreement, estoppel, and confirmation by and from the Existing Lender that (A) confirms that the Existing Indebtedness Documents are in full force and effect and have not been modified, supplemented or amended, (B) confirms that there is, to the Existing Lender's knowledge, no outstanding default or condition that, with the passage of time or the giving of notice or both would constitute a default under the Existing Indebtedness Documents, (C) sets forth the then current outstanding principal balance of the Existing Indebtedness and the then current outstanding amount of accrued and unpaid interest thereon, (D) confirms that the Existing Indebtedness Documents shall not restrict the issuance or transfer of Units or shares of Common Stock, (E) confirms that the Existing Lender shall have no recourse to the Partnership, the General Partner or other Affiliates of the Partnership or the assets of any of them other than the Property except that the Existing Lender may have recourse to the Partnership in those instances where the Existing Lender has recourse (without giving effect to the Transactions) to the members of Contributor (the liabilities for which such recourse against the members of Contributor exists, the "Recourse Liabilities"; provided, however, that such recourse shall nonetheless be limited to the Property in those instances where recourse to the Contributor and/or its constituent members, does not, as a practical matter, expose assets other than the Property to liability because Contributor and its constituent members are single purpose and/or single asset entities, such circumstances being expressly excluded from the definition of Recourse Liabilities), and (F) confirms that all rights of Contributor under the Existing Indebtedness Documents shall inure to the benefit of the Partnership or an Affiliate of the Partnership following Closing, including without limitation the right not to make tax escrow deposits thereunder. Contributor may request from Existing Lender a release of liability of Contributor and its constituent partners in respect of the Recourse Liabilities to the extent such liability arises out of events or matters which occur after the Closing, but the receipt of the same shall not be condition to Contributor's obligation to close hereunder. The documents referred to in this Section are hereinafter referred to as the "Existing Indebtedness Consent Documents." Contributor shall use its reasonable best efforts to obtain the Existing Indebtedness Consent Documents as contemplated herein.

      Termination of Existing Management Agreement and Release of Property Management Liens. It shall be a condition precedent to both the Contributor's and the Partnership's obligations to close the Transactions that, on or prior to the Closing, Contributor shall cause the Existing Management Agreement to be terminated and obtain from the Existing Manager a release of Liens or other claims with respect to the property management or leasing or other services performed by the Existing Manager in respect of the Property through the Closing Date, including without limitation any claim for leasing commissions relating to leases signed before or after the Closing (except as provided in Section 2.9(c)). The documents effecting such termination and release are hereinafter referred to as the "Termination of Property Management Documents". Contributor shall use its reasonable best efforts to obtain the Termination of Property Management Documents as contemplated herein.

      Admission to Partnership; Redemption Rights; Etc.

      At the Closing, the Partnership shall deliver to Contributor and to each member of Contributor to whom Units are to be issued pursuant hereto a certificate representing such Units and Contributor and each of such members shall execute a Joinder Agreement in the form attached hereto as Exhibit E (the "Joinder Agreement").

      At the Closing, the General Partner, the Partnership and the holders of the Units issued pursuant hereto shall execute and deliver a Redemption Rights Agreement substantially in the form of Exhibit F (the "Redemption Rights Agreement"), pursuant to which the holders of the Units issued pursuant hereto are granted the right to require the Partnership to redeem its Units from time to time as provided therein.

      Notwithstanding anything to the contrary contained in the Partnership Agreement, (i) no distributions shall be made by the Partnership in respect of Units that are redeemed (pursuant to the Redemption Rights Agreement) on or before the one hundred eightieth (180th) day following Closing and (ii) the holders of the Units issued pursuant hereto otherwise will be entitled to receive as a distribution only a pro rata portion of the Net Operating Cash Flow which is distributed for the calendar quarter during which the Closing occurs based on the number of Units issued to it pursuant hereto relative to the total number of issued and outstanding Units and the number of days in such quarter from and following the Closing Date relative to the total number of days in such quarter (and the holders of the Units issued pursuant hereto will be entitled to receive no distributions for previous quarters, including without limitation the distribution for the first and second quarters of 1998; it being acknowledged and agreed that the distribution for a calendar quarter is made in the immediately succeeding calendar quarter).

      Pledge Agreement. At the Closing, Contributor shall execute and deliver to the Partnership a Pledge Agreement substantially in the form of Exhibit G (the "Pledge Agreement").

      Intentionally Omitted.

      Leasing Matters.

      Contributor shall pay all tenant allowances, leasing commissions, construction costs, legal costs and other tenant inducement costs with respect to any Leases identified on Schedule 2.9(a) and shall also pay all tenant allowances and other tenant inducement costs which are owing or become owing under all Leases entered into, and under all Lease renewals exercised, prior to May 1, 1998; and the Partnership shall be entitled to a credit at Closing for all such allowances and other costs that have not been paid in full prior to the Closing Date (which credit shall reduce the Net Asset Value), whether or not such allowances and other costs are then payable or the Lease or Lease renewal to which they relate has been consummated, delayed or abandoned (and following Closing the Partnership shall be responsible for the costs for which it has received a credit).

      From and after and subject to the occurrence of Closing, the Partnership shall pay the cost of the tenant allowances and other tenant inducement costs that are owing or become owing under the Leases identified on Schedule 2.9(b) attached hereto and under any other Leases entered into on or after May 1, 1998 provided the same were pre-approved by the Partnership in accordance with the terms hereof; and Contributor shall be entitled to a credit at Closing for such amounts that have been paid prior to the Closing Date (which credit shall increase the Net Asset Value).

      Contributor shall obtain the prior written approval of the Partnership for any and all plans and specifications, budgets, Leases and contracts (including without limitation construction contracts) relating to the matters described in this Section 2.9, which approval shall not be unreasonably withheld or delayed. Any such contract (other than Leases) which is executed prior to Closing shall be deemed to be a "Contract" hereunder.

      Contributor shall obtain the prior written approval of the Partnership for any and all Leases relating to the matters described in this Section 2.9 including without limitation any Leases entered into on or after May 1, 1998, which approval shall not be unreasonably withheld or delayed. If the Partnership does not respond to a request for an approval under this subparagraph
(d) within ten (10) business days, such approval shall conclusively be presumed.

      Matters Relating to Ground Lease. It shall be a condition precedent to the Partnership's obligation to close the Transactions that on or prior to Closing, Contributor shall obtain and deliver to the Partnership a written confirmation in the form of an estoppel certificate from Ground Lessor (the "Ground Lessor Estoppel") which inures to the benefit of the Partnership and its Affiliates and confirms: (i) that the Ground Lessor holds the entire lessor's interest under the Ground Lease; (ii) that the Ground Lease is in full force and effect and has not been modified, supplemented or amended; (iii) that the Ground Lessor has not received nor has the Ground Lessor given any notice of default pursuant to the Ground Lease; and (iv) that the leasehold interest under the Ground Lease is assignable to the Partnership or Grantee. Contributor shall use its reasonable best efforts to obtain the Ground Lessor Estoppel as contemplated herein.

      Matters Relating to Promotional Association. At Closing, Contributor shall deliver to the Partnership a written waiver in form reasonably satisfactory to the Partnership (the "Promotional Fund Waiver") pursuant to which Contributor and its Affiliates fully and forever waive and release any and all claims to all or any portion of any funds designated as a promotional or marketing fund or reserve which is utilized to pay for marketing and advertising expenses and seasonal and other promotional events at or with respect to the Mall regardless of whether the same was voluntarily established by Contributor or any of its predecessors in interest or is required to be maintained pursuant to any of the Leases or the Reciprocal Easement Agreement (the "Promotional and Advertising Fund").


ARTICLE
Closing

      Closing. The closing of the Transactions (the "Closing") shall take place at the offices of Neal, Gerber & Eisenberg, Two North LaSalle Street, Chicago, Illinois 60602, commencing at
10:00 a.m., local time, on October 21, 1998 (the "Closing Date") through a so-called "New York" style closing whereby there shall occur the simultaneous exchange between the parties of the Contributor Closing Documents and Partnership Closing Documents (as such terms are hereinafter defined), payment or delivery of the consideration set forth in Section 2.2 hereof and the issuance of binding irrevocable commitments by the Title Company for the issuance of the Title Policies.

      Contributor Closing Documents. At or prior to the Closing, Contributor shall deliver, or cause to be delivered, to the Partnership the following documents (collectively, the "Contributor Closing Documents"), duly executed by Contributor and the other parties thereto (other than the General Partner and the Partnership) and in form and substance reasonably acceptable to the Partnership, the Title Company and to Contributor unless the form thereof is attached hereto:

      Act of Sale Deed in proper form for recording, so as to convey the entire fee simple estate in the Land and Improvements and all other items of Real Property to Grantee, with Contributor's warranty of title limited to claims by, through or under Contributor (which Act of Sale Deed shall be in the form of that attached hereto as Exhibit J).

      Assignment or assignments of all of the right, title and interest of Contributor under the Leases and the Ground Lease, all of which, to the extent the same relate to documents or memoranda thereof which have been recorded in appropriate land records, shall be in form suitable for recording.

      Assignment or assignments of all of the right, title and interest of Contributor under the Reciprocal Easement Agreement in form suitable for recording.

      Assignment of all of Contributor's right, title and interest in and to the Contracts.

      Bill of Sale containing a general warranty of title so as to transfer to the Partnership all right, title and interest in and to the specific items of Personalty set forth on Schedule 1.1(c) (but free of any warranties as to the physical condition thereof) and a quit-claim bill of sale as to all other items of Personalty.

      The Termination of Property Management Documents.

      Searches conducted by an independent search firm reasonably satisfactory to the Partnership showing any Uniform Commercial Code, judgment, bankruptcy, pending suit or tax lien filings against Contributor in the jurisdictions designated by the Partnership no later than ten (10) days prior to the Closing Date but in any event in the state and county or counties in which the Mall and the principal offices and residences of Contributor are located, which searches shall be dated not more than ten days prior to the Closing Date.

      The instruments, documents or certificates as are customarily required by the Title Company as a condition to the issuance of the Title Policies and endorsements thereto as are described herein.

      An affidavit of Contributor stating its U.S. taxpayer identification number and that it is a "United States person", as defined by Sections 1445(f)(3) and 7701(b) of the Code.

      The Estoppels as required by Section 8.2(c) and the Ground
Lessor Estoppel as contemplated by Section 2.10.

      A written certificate executed on behalf of Contributor and addressed to the Partnership to the effect that all of the representations and warranties of Contributor herein contained in
Section 6.2 are true and correct in all material respects as of the Closing Date (as supplemented in accordance with Section 10.3) with the same force and effect as though remade and repeated in full on and as of the Closing Date (except for actions taken in accordance with or as contemplated by this Agreement and except for matters approved in writing or consented to in writing by the Partnership) or stating the specific respects, if any, in which any of the representations and warranties is untrue.

      Written notices to the Parties to the Reciprocal Easement Agreement, the Leases and the Contracts and other Owners of Excluded Parcels advising them of the consummation of the Transactions and advising them of the address to which Rent or other payments and notices are to be sent and that the Partnership will be responsible for the return of the Security Deposits in accordance with the Leases.

      Such documents and instruments as shall be reasonably required to substitute the Partnership for Contributor as the plaintiff in any pending legal actions as are contemplated by
Section 4.9 (if any).

      An opinion or opinions of counsel for Contributor dated as of the Closing Date, in form attached hereto as Exhibit H.

      All Books and Records; it being agreed that all Books and Records on-site at the Mall shall remain and be delivered by Contributor on-site at the Mall simultaneously with Closing and shall include (without limitation) all original copies of Leases, the Reciprocal Easement Agreement and the Contracts which are in the possession of Contributor. All other Books and Records will be made available to the Partnership upon its request at any reasonable time and from time to time whether any such request is made prior to or at any time or times after Closing.

      Keys and combinations to locked compartments within the Mall.

      an updated rent roll containing the items described in
Section 6.2(f) as of the Closing Date or a date not more than 10 days prior thereto.

      The statements referred to in Sections 4.3(b) and 4.6.

      The Contract Party Consents.

      The Pledge Agreement.

      The Joinder Agreement.

      The Redemption Rights Agreement.

      The Existing Indebtedness Consent Documents.

      Certificates of existence as to Contributor and as to each of its members, as amended (if applicable), certified by the Georgia Secretary of State or other applicable governmental authority as of a date not more than 30 days prior to the Closing Date, and a copy of the operating agreement of each of Contributor and each of its members and any and all amendments thereto, together with a certification by one of Contributor's members that all such copies are true, accurate and complete and have not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date.

      Such certificates as the Partnership may reasonably request as to the authorization on the part of Contributor of the execution, delivery and performance of this Agreement, the authorization on the part of the members of Contributor of the execution and delivery of this Agreement by them in their capacities as members of the Contributor and the authority of the Persons executing and delivering this Agreement and the Contributor Closing Documents on behalf of the members of Contributor.

      a Questionnaire from each constituent member of Contributor.

      Such other documents, instruments or agreements which Contributor is required to deliver to the Partnership pursuant to the other provisions of this Agreement or which the Partnership reasonably may deem necessary or desirable in order to consummate the Transactions or to vest or better vest in the Partnership title to the Property; provided, however, that any such other documents, instruments or agreements which the Partnership reasonably deems necessary or desirable shall not impose upon Contributor any obligation or liability other than an obligation or liability expressly imposed upon Contributor pursuant to the terms of this Agreement or pursuant to the terms of the other Contributor Closing Documents specified in this Section 3.2.

   Notwithstanding any provision to the contrary set forth elsewhere in this Agreement, if after the use of reasonable best efforts Contributor is unable in good faith to deliver to the Partnership at Closing any of the items set forth in Section 3.2(n),
Section 3.2(aa), the Contract Party Consents, the Required Estoppels or the consent of the Existing Lender pursuant to
Section 2.4, the Partnership shall have the option, as the Partnership's sole and exclusive right and remedy either (a) to terminate this Agreement by giving written notice of such termination to Contributor on or before the Closing or (b) to complete Closing without the delivery of such item or items and waive the requirement for the delivery of such item or items. If the Partnership shall terminate this Agreement pursuant to the provisions of this paragraph, this Agreement shall be null and void and no party shall have any further rights or obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement).

      Partnership Closing Documents. At or prior to the Closing, the Partnership shall deliver, or cause to be delivered, to Contributor the following documents (herein referred to collectively as the "Partnership Closing Documents"), duly executed by an authorized officer of the General Partner and the other parties thereto (other than Contributor) and in form and substance reasonably acceptable to Contributor, the Title Company and the Partnership unless the form thereof is attached hereto:

      An agreement or agreements pursuant to which the Partnership assumes the Assumed Liabilities.

      A duly executed and acknowledged secretary's certificate, certifying that the Board of Directors of the General Partner or committee thereof has duly adopted resolutions authorizing the consummation of the Transactions and certifying the authority of the officers of the General Partner executing and delivering this Agreement and the Partnership Closing Documents in their capacities as officers of the General Partner.

      A certificate issued by the Secretary of State of Delaware dated not earlier than ten days prior to the Closing Date certifying the good standing of the Partnership as of the date of such certificate.

      Copies of the certificate of limited partnership of the Partnership and certificate of incorporation of the General Partner and any amendments thereto, certified by the Secretary of State of the State of Delaware as of a date not more than 30 days prior to the Closing Date, together with a certificate of the secretary of the General Partner to the effect that such certificate of limited partnership and certificate of incorporation, as amended, have not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date and that the attached copies of the partnership agreement of the Partnership and by-laws of the General Partner, in each case as amended, are true, accurate and complete and have not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date.

      An opinion of counsel for the Partnership dated as of the Closing Date, in form attached hereto as Exhibit I.

      A written certificate addressed to Contributor to the effect that all of the representations and warranties of the Partnership contained in Section 6.1 are true and correct in all material respects on and as of the Closing Date (as supplemented in accordance with Section 10.3) with the same force and effect as though remade and repeated in full on and as of the Closing Date (except for actions taken in accordance with or as contemplated by this Agreement and except for matters approved in writing or consented to in writing by Contributor) or stating the specific respects, if any, in which any of the representations and warranties is untrue.

      The Amendment to Partnership Agreement or the other documents referred to in Section 2.6(a) evidencing the issuance of the Units.

      The Pledge Agreement.

      The Redemption Rights Agreement.

      Such other documents, instruments or agreements which the Partnership may be required to deliver to Contributor pursuant to the other provisions of this Agreement or which Contributor reasonably may deem necessary or desirable to consummate the Transactions; provided, however, that any such other document, instrument or agreement which Contributor reasonably deems necessary or desirable shall not impose upon the Partnership any obligation or liability other than an obligation or liability expressly imposed upon the Partnership pursuant to the terms of this Agreement or pursuant to the terms of the other Partnership Closing Documents specified in this Section 3.3.

      Copies of documentation evidencing the assumption of the Existing Indebtedness.

   Notwithstanding any provision to the contrary set forth elsewhere in this Agreement, if after the use of reasonable best efforts the Partnership is unable in good faith to deliver to the Contributor at Closing any of the items set forth in Sections 3.3(e) or 3.3(j), the Contributor shall have the option, as the Contributor's sole and exclusive right and remedy either (a) to terminate this Agreement by giving written notice of such termination to the Partnership on or before the Closing or (b) to complete Closing without the delivery of such item or items and waive the requirement for the delivery of such item or items. If the Contributor shall terminate this Agreement pursuant to the provisions of this paragraph, this Agreement shall be null and void and no party shall have any further rights or obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement).

ARTICLE
Prorations and Adjustments

      Items to Be Prorated. Subject to the other provisions of this Article and this Agreement, the following items in respect of the Property shall be apportioned or adjusted on a per diem basis (employing the actual number of calendar days in the period involved and a 365-day year) between Contributor and the Partnership at the Closing as of 11:59 p.m., Central Standard Time, on the day immediately preceding the Closing Date and the net amount thereof shall be settled as hereinafter provided:

      real property taxes and assessments (or installments thereof) based on the most recent tax bills (except those required to be paid directly to the entity imposing the same by those Tenants who are current in all of their Lease payment obligations on the Closing Date);

      water rents and charges, if any, (except those required to be paid directly to the entity imposing the same by Tenants who are current in all of their Lease payment obligations on the Closing Date);

      sewer taxes and rents, if any, (except those required to be paid directly to the entity imposing the same by Tenants who are current in all of their Lease payment obligations on the Closing
Date;)

      actually accrued interest, if any, required to be paid to a Party on Security Deposits;

      amounts, if any, payable by or owed to Contributor under the Reciprocal Easement Agreement;

      annual permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto continue for the benefit of the Partnership following the Closing;

      fuel oil, diesel fuel and liquid propane gas, if any, at the cost or costs per gallon or cubic foot most recently charged with respect to the Mall, based on the supplier's measurements thereof, plus sales taxes thereon;

      deposits, if any, on account with any utility company servicing the Mall;

      amounts paid or payable by Contributor to the Promotional and Advertising Fund;

      Rents (subject to the other provisions of this Article IV);

      amounts paid or payable by Contributor under the Contracts to the extent the same constitute Assumed Liabilities;

      interest and deposits on the Existing Indebtedness;

      all other items customarily apportioned in connection with the sale of properties that are similar to the Property and similarly located; and

      amounts payable under the Ground Lease.

   Contributor shall cooperate with the Partnership in any transfer of electricity, gas, water and other utility services if deemed necessary by the Partnership.

		Installment Payment of Assessments.  In furtherance of
Section 4.1(a), if any real property assessment affects the Mall at the Closing Date and such real property assessment is payable in installments (whether at the election of Contributor or otherwise), the installment relating to, or payable over, the Applicable Closing Fiscal Period shall be apportioned between Contributor and the Partnership as of 11:59 p.m. Central Standard Time, on the day immediately preceding the Closing Date, and the remaining installments shall be the obligation of the Partnership.

		Adjustable Tenant Charges.

		Notwithstanding anything to the contrary contained herein, no adjustments or apportionments shall be made with respect to the expense items listed in Section 4.1 hereof (other than real estate taxes and assessments, as to which adjustment shall be made as set forth in Section 4.1) for the Applicable Closing Fiscal Period or any prior fiscal period to the extent such expense items are payable or reimbursable from funds collected as Adjustable Tenant Charges. Contributor shall be responsible for the payment of all such expenses incurred by Contributor prior to Closing (including without limitation real estate taxes and assessments for which Contributor has received credit under Section 4.1), and the Partnership shall pay or otherwise satisfy all such expenses incurred by it following Closing (including without limitation real estate taxes and assessments for which the Partnership has received credit under
Section 4.1).

		From and after the Closing, the Partnership shall have the right to receive and retain, subject to Section 4.3(c), below, any amounts required to be paid as Adjustable Tenant Charges by Tenants which were due and payable on or before, but remain unpaid on, the Closing Date, and there shall be no adjustment at Closing with respect thereto. At the Closing, Contributor shall deliver to the Partnership a true and correct statement setting forth in reasonable detail and certifying the amount of Adjustable Tenant Charges collected and expenditures for such items of expense made by Contributor for the portion of the Applicable Closing Fiscal
Period through the Closing Date and for any prior fiscal period
(with such certification subject to the provisions of Section
4.10).

		The Partnership shall, no less frequently than is set forth in Section 4.10(d), remit to Contributor any amounts collected by it after the Closing Date which relate to Adjustable Tenant Charges payable with respect to any fiscal period ending prior to the Applicable Closing Fiscal Period. From time to time following the end of the Applicable Closing Fiscal Period, as amounts are received by the Partnership from Parties and in any event no later than the first (1st) anniversary of the Applicable Closing Fiscal Period, the aggregate amount of Adjustable Tenant Charges, if any, collected by the Partnership on the one hand, and Contributor, on the other hand, with respect to the Applicable Closing Fiscal Period shall be apportioned and adjusted such that the total amount of such Adjustable Tenant Charges received by the Partnership, on the one hand, and Contributor, on the other hand, shall be in the same proportion as the amount of the expense items to which such Adjustable Tenant Charges relate which each of the Partnership, on the one hand, and Contributor, on the other hand, have borne (including without limitation real estate taxes or assessments for which either party has received credit under
Section 4.1), and, to the extent that either shall have received a greater amount of Adjustable Tenant Charges, such party or parties shall promptly pay such excess to the other.

		Promotional and Advertising Contributions.

		Notwithstanding anything to the contrary contained herein, no adjustments or apportionments shall be made with respect to the expense items listed in Section 4.1 hereof for the Applicable Closing Fiscal Period or any prior fiscal period to the extent such expense items are payable or reimbursable from funds collected or held as Promotional and Advertising Contributions. The Partnership shall be responsible for the payment of all such expenses incurred by it and, to the extent of the funds paid by Contributor to the Partnership pursuant to Section 4.4(b), expenses properly incurred by Contributor prior to Closing but Contributor otherwise shall be responsible for the payment of all such expenses incurred by it.

		At the Closing, Contributor shall pay to the Partnership in cash the aggregate of all funds, if any, then held by Contributor as Promotional and Advertising Contributions (or, upon written notice from the Partnership, Contributor shall assign and transfer to the Partnership all of Contributor's right, title and interest in and to the bank account(s) in which such funds are held) and, from and after the Closing, the Partnership shall have the right to collect, receive and retain any amounts required to be paid as Promotional and Advertising Contributions which were due and payable on or before, but remain unpaid on, the Closing Date, and there shall be no adjustment hereunder with respect thereto (other than an adjustment pursuant to Section 4.1(i) for amounts paid or payable by Contributor as Promotional and Advertising Contributions and Section 4.4(d)). At the Closing, Contributor shall deliver to the Partnership a true and correct statement setting forth in reasonable detail and certifying the amount of Promotional and Advertising Contributions collected and expenditures for such items of expense made by Contributor for the portion of the Applicable Closing Fiscal Period through the Closing Date.

		Any amounts collected by the Partnership after the Closing Date which constitute Promotional and Advertising
Contributions shall be retained by the Partnership and held and disbursed by the Partnership according to the Leases.

		Whenever Fixed and Other Tenant Charge Arrearage are collected, as contemplated by Section 4.5, the amount remitted to Contributor in accordance with the provisions of Sections 4.5 and
4.7 shall be reduced or Contributor shall make a payment to the Partnership from the amount collected by Contributor to the extent the landlord is obligated under Leases to, or by custom has in the past, made contributions or other payments to the Promotional and Advertising Fund as Fixed and Other Tenant Charge Arrearages are collected, and such withheld or remitted amounts shall be paid to the Promotional and Advertising Fund.

		Fixed and Other Tenant Charge Arrearage. Subject to the provisions of Section 4.7, Fixed and Other Tenant Charge Arrearage (which, for purposes of this Section 4.5, shall include, without limitation, any real estate taxes or special assessments or other amounts otherwise required to be paid by a Party directly to the taxing authority but actually paid by Contributor to the taxing authority with respect to the amount of the taxes or special assessments actually paid), if and when collected, shall be paid to the Partnership as to Fixed and Other Tenant Charge Arrearages which relate to periods from and after the Closing
Date, and to Contributor with respect to all other Fixed and Other Tenant Charge Arrearages.

		Sales Based Tenant Charges. Sales Based Tenant Charges which are payable with respect to any period prior to the Closing
Date or which have been accrued prior to the Closing Date shall not be apportioned as of the Closing Date. In lieu thereof, such amounts shall be apportioned, after the Closing Date and after final determination thereof, so that the amount thereof to which Contributor shall be entitled shall be the entire amount thereof with respect to any fiscal period ending prior to the Closing
Date, and, for each Applicable Closing Fiscal Period (it being recognized that there may be different year ends for different
Tenants in computing Sales Based Tenant Charges), an amount which bears the same ratio to the total Sales Based Tenant Charges for the Applicable Closing Fiscal Period as the number of days in the Applicable Closing Fiscal Period which have elapsed prior to the Closing Date bears to the total number of days in the Applicable Closing Fiscal Period. At the Closing, Contributor shall deliver to the Partnership a true and correct statement setting forth in reasonable detail and certifying the amount of Sales Based Tenant Charges collected for the portion of the Applicable Closing Fiscal Periods through the Closing Date.

		Application of Rent Receipts. Notwithstanding anything to the contrary contained herein, in determining the adjustments and apportionments pursuant to Sections 4.3, 4.4, 4.5 and 4.6, any payment of Rent shall be applied to the payment of the item or items of Rent designated or indicated by the Party making such payment or to which such payment otherwise relates in the reasonable judgment of the Partnership.

		Security and Utility Deposits. At the Closing, Contributor shall furnish the Partnership with a schedule setting forth and certifying, as of the Closing Date, the unapplied and unreturned portion of any security deposits which have been deposited with Contributor or its agents (or with any predecessor-in-interest to Contributor or any such agent) by any Tenants through the Closing Date (the "Security Deposits") and the amount of any deposits on account with any utility company servicing the Mall or Existing Lender that will continue for the benefit of the Partnership following Closing ("Other Deposits"), and Contributor shall retain but provide a credit to the Partnership at Closing for the amount of the Security Deposits (together with all interest, if any, accrued thereon and required to be paid to Tenants or actually paid in accordance with past practices to Tenants). Contributor shall receive a credit at Closing for the amount of the Other Deposits.

		Collection of Rents.

		The Partnership shall use reasonable best efforts to collect the Fixed and Other Tenant Charge Arrearage, Adjustable Tenant Charges, Sales Based Tenant Charges and other Rents which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal period, but the Partnership shall not be required to retain a collection agency, commence litigation or file proofs of claim or commence an adversary proceeding in a bankruptcy case, or terminate Leases or the Reciprocal Easement Agreement in connection with such collection efforts. The Partnership shall not waive or settle any claims for any such amounts in whole or in part to the extent such amounts, if collected, would be payable to Contributor hereunder other than in accordance with the policies of the Partnership from time to time as to Rent delinquencies generally. Collection costs shall be charged against amounts collected and charged to the parties hereto in the proportion in which each is entitled to the proceeds of such collection. The Partnership shall provide to Contributor quarterly reports after Closing with respect to the collection by the Partnership after Closing of any such amounts which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal year.

		Contributor shall have the right to seek collection of any Fixed and Other Tenant Charge Arrearage or other item of Rent owed to it hereunder and not collected by the Partnership within six months following the later of the Closing Date and the date such item of Rent is due and payable (but Contributor otherwise shall not have the right to seek collection of any Rents);
provided, however, that in seeking to collect any such Fixed and Other Tenant Charge Arrearage, Contributor shall not be entitled to terminate any Lease or the Reciprocal Easement Agreement or otherwise seek any remedy other than a money judgment against the delinquent Party. Prior to filing any such action, Contributor shall notify the Partnership and the Partnership may join such action. The Partnership shall not be required to join in any such actions or proceedings commenced by Contributor unless the provisions of any law, rule or regulation at the time in effect shall require that such actions or proceedings be brought by and/or in the name of the Partnership, in which event the Partnership shall join and cooperate in such actions or proceedings or permit the same to be brought by Contributor in the Partnership's name but Contributor shall pay all costs and expenses relating thereto, including without limitation the Partnership's reasonable legal fees in reviewing pleadings and other materials filed in connection with such litigation.

		Notwithstanding anything to the contrary contained herein, the Partnership shall have the right at any time on or after the Closing, and whether or not the joinder of the Partnership shall be required as a matter of law, to cause the Partnership to join in, or to be substituted for Contributor in, any proceedings for the eviction of Tenants and/or the collection of Rent which may have been instituted by Contributor either prior to or after the Closing, if the Tenant in question is still in possession of the premises covered by its Lease and if, in connection therewith, the Partnership intends to seek eviction of such Tenant, cancellation of the Lease or repossession of the premises. If the Partnership joins in, or is substituted for Contributor as plaintiff, in any such litigation, the Partnership shall, thereafter, assume sole liability for all costs and expenses of such litigation, including legal fees and expenses, as may thereafter be incurred (except as provided below) and shall thereafter control all aspects of such proceedings, except that the Partnership shall not waive, reduce or otherwise compromise any claims for Rent to the extent that the amount of such claims, if collected, would be payable to Contributor hereunder other than in accordance with the policies of the Partnership from time to time as to Rent delinquencies generally. Contributor in any event may, at its option, continue to participate in such litigation.
In any event, Contributor shall reimburse the Partnership for a pro rata portion of the Partnership's out-of-pocket costs and expenses of such collection in proportion to, but in no event in an amount greater than, the amount, if any, actually received by Contributor after Closing as a result of such proceedings; provided, however, Contributor shall be entitled to a credit for legal fees and expenses incurred by Contributor prior to the intervention by the Partnership in connection with the proceedings previously instituted by Contributor in connection with such collection efforts.

		Settlement of Adjustments.

		Contributor and the Partnership acknowledge that it may be difficult to calculate, as of the day immediately preceding the Closing Date, certain of the adjustments, apportionments and payments to be made pursuant to this Article IV. Accordingly, Contributor and the Partnership hereby agree that, except with respect to those matters expressly required to be addressed at a later date pursuant to the provisions hereof, any adjustments, apportionments and payments otherwise required to be made as of the Closing Date may to the extent necessary or desirable be estimated by the Partnership and Contributor based on the most recent available data, and additional adjustments, apportionments and payments shall be made to adjust for any differences between the actual apportionment or adjustment and the amount thereof estimated on the Closing Date. Any errors or omissions in computing apportionments at the Closing shall be corrected promptly after their discovery.

		Except as otherwise provided herein, net prorations and adjustments made pursuant to this Article IV or other sections of this Agreement on the Closing Date shall be settled in cash. From time to time after the Closing as further adjustments are made as herein provided, settlement thereon between Contributor and the Partnership shall be made in cash.

		The Partnership, upon reasonable advance notice, shall provide Contributor with access to the books and records of the Partnership, including back-up calculations and information, relating to the calculation of the adjustments required to be made pursuant to this Article IV.

		Any Rents that are payable to Contributor hereunder shall be paid from time to time following the Closing as determined by the Partnership, but in no event less frequently than quarterly.

		Notwithstanding anything to the contrary contained herein, a final adjustment shall be made on March 31, 2000, with respect to amounts owing under this Article IV as of such date, and the amounts owing settled in cash no later than 10 days thereafter. No further adjustments or payments shall be required to be made under this Article IV thereafter (except with respect to legal proceedings for or bankruptcy claims in respect of the collection of Rent which are pending on such date or legal proceedings or bankruptcy claims brought by Contributor under
Section 4.9(b)).


ARTICLE
Title Insurance and Survey

		Title Commitment. Not less than thirty (30) days prior to Closing, Contributor shall cause the Title Company to deliver to the Partnership a commitment or commitments of the Title
Company (collectively, the "Title Commitment") to issue, at and as of Closing, its ALTA Owners Title Insurance Policy in its most current form as to the Land (the "Owner's Policy") and an ALTA
Owners Leasehold Title Policy in its most current form as to the Ground Lease Parcel (the "Leasehold Policy" and, together with the Owner's Policy, the "Title Policies") subject only to the Permitted Exceptions and in the aggregate amount of the Gross
Asset Value (to be allocated between the Owner's Policy and Leasehold Policy per the Partnership's instructions). It shall be a concurrent condition to the Partnership's obligation to close the Transactions that the Title Policies shall be issued at Closing at Contributor's sole cost and expense insuring the Partnership's or Grantee's (as the case may be) ownership of the Property with coverage against matters relating to federal bankruptcy, state insolvency or similar creditors' rights laws and with the following special endorsements (in form and substance satisfactory to the Partnership):

		Full extended coverage over all general exceptions;

		Location endorsement insuring the accuracy of the Survey;

		An endorsement insuring legal access to the Real
Property from each of the streets bordering thereon, and insuring that all such streets are dedicated public streets;

		An endorsement insuring against existing violations of covenants, conditions or restrictions of record affecting the Real Property and against any loss of title to the Real Property or the inability of the owner thereof to maintain the improvements now located thereon by reason of any existing or future violation of any such covenant, condition or restriction of record;

		Utility facility endorsement;

		Zoning endorsement (ALTA 3.1) (with parking);

		Tax parcel endorsement;

		Contiguity endorsement;

		Non-imputation endorsement insuring the Partnership against any denial of coverage in the event of loss or damage insured under the terms of the Title Policies by virtue of a defect, lien, encumbrance, adverse claim or other matter not known to the Title Company and not known to the Partnership which were not shown by the public records but were known to Contributor prior to Closing; and

			Fairway endorsement.

	The Partnership also may require the issuance at the Closing of such additional endorsements at no additional cost to Contributor as the Partnership deems appropriate, but the issuance thereof shall not be a condition to the Partnership's obligations hereunder.

	The Partnership also may require the Title Company (at no additional cost to Contributor) to reinsure portions of the risk covered by its title insurance policies with reinsurance companies reasonably satisfactory to the Partnership under standard reinsurance agreements (providing, at a minimum, for direct access and enforcement of rights by the insured party to and against the reinsurer) which have been approved by the Partnership.

		Survey.	Contributor shall deliver to the Partnership
a survey for the Real Property, dated not earlier than 30 days prior to the Closing Date, prepared by a licensed or registered professional surveyor in the jurisdiction in which such property is located (such survey, the "Survey"). The Survey shall be an Urban ALTA/ACSM Land Title Survey made in compliance with and meeting the accuracy standards under the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established by the American Land Title Association and American Congress on Surveying and Mapping then in effect; contains Table A Optional Survey Responsibilities and Specifications 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11 and 13; shall show the boundaries of the Land, Ground Lease Parcel and Adjacent Land; shall disclose that the Land, Ground Lease Parcel and Adjacent Land comprise a single parcel of land with no strips, gores or gaps within its boundaries; shall disclose that there are no encroachments of any Improvements located primarily on the Land or Ground Lease Parcel or Adjacent Land onto adjoining premises or public ways (unless a valid easement exists and is in place with respect to each such encroachment) or onto or over setback or building or side yard lines located on the Land or Ground Lease Parcel or Adjacent Land or of improvements located primarily on adjoining premises onto any portion of the Land or Ground Lease Parcel or Adjacent Land (unless a valid easement for the benefit of the adjoining premises exists and is in place with respect to each such encroachment); shall locate all easements created by recorded instruments (to the extent plottable) or visible on the Land or Ground Lease Parcel or Adjacent Land and shall disclose any encroachment by any of the Improvements located thereon or any other structures located on the Land or Ground Lease Parcel or Adjacent Land in violation of any such easements; shall contain a legal description of the Land, Ground Lease Parcel and Adjacent Land; shall show the location of any adjacent public streets, disclosing access, if any, to the Land, Ground Lease Parcel and Adjacent Land therefrom; shall show the configuration and number of parking spaces on the Land and Ground Lease Parcel; shall show the area of the Land, Ground Lease Parcel and Adjacent Land; shall indicate whether the Land or Ground Lease Parcel or Adjacent Land is located in an area designated by HUD as having special flood risks; and shall contain a certificate of the surveyor attesting to the accuracy of the Survey and its conformity to the requirements of the aforesaid Minimum Standard Detail Requirements, which certificate shall be directed to the Partnership, Grantee the Existing Lender and the Title Company.

		Title and Survey Defects.

		If the Title Commitment or the Survey or any update to the Title Commitment or any update to the Survey discloses exceptions to title other than the Permitted Exceptions or any survey defects, the Partnership shall notify Contributor in writing within ten (10) business days of the delivery of the same.

		Upon receipt of any such notice, Contributor shall
(i) cause any such exceptions which are monetary liens of a fixed and ascertainable amount less than fifty thousand dollars ($50,000) or that result from any act by, through or under Contributor and that may be removed and/or bonded solely by the payment of money, including without limitation, judgment and mechanics' liens, to be removed at or prior to the Closing and shall deposit with the Title Company releases or other appropriate instruments, in recordable form, sufficient to cause the removal of such items from the title; and (ii) use reasonable best efforts (but without any monetary obligation to incur any cost or expense except as provided in clause (i) above) to cause all other such title exceptions or matters to be so released and removed from title and waived from the Title Commitment (or insured over at its sole cost by the Title Company by an endorsement reasonably satisfactory to the Partnership) or otherwise cured.

		Nothing contained in this Section 5.3 shall limit the rights of the Partnership in respect of a breach by Contributor of
Section 10.2.

		If, despite compliance by Contributor with its obligations contained herein, title is not insurable at Closing as required by Section 5.1 and this Section 5.3 (including the removal of or issuance of insurance over or other cure of all matters specified in any of the above notices), then the Partnership may, as its sole remedy, (A) waive such remaining uncured defects and accept title subject to all such remaining uncured defects (without any abatement or reduction of the consideration hereunder) in which event all such remaining uncured defects shall be deemed Permitted Exceptions hereunder or (B) terminate this Agreement by giving written notice of such termination to Contributor. In the event that this Agreement is terminated, this Agreement shall be null and void and the parties shall be released from all further rights and obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement).

		Title Insurance Premiums and Survey Costs. Except as otherwise set forth herein, Contributor shall pay the premiums and other charges in connection with the issuance of the owner's title policies and endorsements complying with the requirements of
Section 5.1 and the Survey.


ARTICLE
Representations and Warranties

		Partnership Representations and Warranties.  The
Partnership represents and warrants to Contributor as follows as of the date hereof and it shall be a condition precedent to Contributor's obligation to close the Transactions that the Partnership remake the following representations and warranties at and as of the Closing Date:

      The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware with full right, power and authority to execute, deliver and perform this Agreement.

      The execution, delivery and performance by the Partnership of this Agreement have been duly and validly authorized by all requisite action on the part of the Partnership. This Agreement has been, and the Partnership Closing Documents to which the Partnership is a party will be, duly executed and delivered by the Partnership. This Agreement constitutes, and when so executed and delivered such Partnership Closing Documents will constitute, the legal, valid and binding obligations of the Partnership, enforceable against it in accordance with their terms, subject to bankruptcy and similar laws affecting the remedies or recourse of creditors generally and general principles of equity.

      None of the execution, delivery or performance of this Agreement or the Partnership Closing Documents by the Partnership does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default or result in a loss of rights under or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) the organizational documents of the Partnership or any material agreement, instrument or other document to which the Partnership is a party or by which the Partnership is bound or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to the Partnership.

      No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Partnership.

      No bankruptcy, insolvency, rearrangement or similar action involving the Partnership, whether voluntary or involuntary, is pending or, to the best of the Partnership's knowledge, threatened.

      The Partnership is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business, except where the failure to so qualify would not materially and adversely affect the financial condition, business or operations of the Partnership. The Partnership is treated as a partnership for federal income tax purposes and not as an association taxable as a corporation or a "publicly-traded partnership" taxable as a corporation.

      Contributor has received a true and correct copy of the Partnership Agreement. The Partnership Agreement is in full force and effect. The Units to be issued to Contributor hereunder have been duly authorized for issuance to Contributor and, upon such issuance will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights upon their issuance.
Upon admission of Contributor to the Partnership, pursuant to the Partnership Agreement, Contributor will acquire legal and equitable title to its Units, free and clear of all liens, encumbrances, claims and rights of others, except for liens, encumbrances, claims or rights of others created or conferred by, under or through Contributor, including without limitation liens created pursuant to the Pledge Agreement. The Units are redeemable for shares of Common Stock (the "Conversion Shares") or cash in accordance with the redemption procedures described in the Redemption Rights Agreement, and such redemption obligations are enforceable against the Partnership in accordance with the terms of the Redemption Rights Agreement.

      As of the Closing Date, the execution and delivery by the Partnership of the Partnership Closing Documents, and the performance by the Partnership of all obligations of the Partnership under this Agreement and all other obligations under the other Partnership Closing Documents are permitted under the Partnership Agreement and shall have been duly authorized by all requisite partnership action. None of the execution and delivery by the Partnership of the Partnership Closing Documents, the compliance with the terms and provisions thereof on the part of the Partnership, or consummation by the Partnership of the transactions contemplated thereby, will violate any statute, license, decree, restriction, order or regulation of, or agreement with any governmental authority, judicial or administrative body, or other governmental body or agency having jurisdiction over the Partnership, or will, at the Closing Date, breach, conflict with or result in a breach of any of the terms, conditions or provisions of, or result in the acceleration of, any material agreement or instrument to which the Partnership is a party, or by which it is or may be bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever, upon, or give to others any interest or rights in, the Units to be issued to Contributor (other than pursuant to the Pledge Agreement). No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental authority, judicial or administrative body, or other governmental body or agency having jurisdiction over the Partnership, is required to be made, obtained or given by the Partnership prior to the Closing Date in connection with the execution, delivery and performance by the Partnership of the Partnership Closing Documents.

      The Partnership (i) has been at all times, and presently intends to continue to be, classified as a partnership or a publicly traded partnership taxable as a partnership for federal income tax purposes and not an association taxable as a corporation or a publicly traded partnership taxable as a corporation, and (ii) will not be rendered unable to be classified as a partnership or a publicly traded partnership taxable as a partnership for federal income tax purposes as a consequence of the transaction contemplated hereby.

      The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease, operate and sell its assets and to carry on its business as it is now being conducted. The General Partner is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business, except where the failure to so qualify would not materially and adversely affect the financial condition, business or operations of the General Partner. The General Partner is the sole general partner in the Partnership.

      The Conversion Shares will be duly authorized and, to the extent delivered upon exchange of the Units in accordance with the Redemption Rights Agreement, will have been validly issued, fully paid, nonassessable and free and clear of any liens, encumbrances, claims, rights of others, and preemptive or similar rights, except for any liens, encumbrances, claims or rights of others created by, under or through Contributor, including without limitation liens created pursuant to the Pledge Agreement. The General Partner has a sufficient number of authorized but unissued shares of Common Stock to permit the issuance of the Conversion Shares upon exchange of the Units pursuant to the Redemption Rights Agreement.

      The General Partner (i) has, in its federal income tax return for its tax year ended December 31, 1993, elected to be taxed as a "real estate investment trust" within the meaning of
Section 856 of the Code, which election remains in effect and is currently intended to continue to remain in effect for each of the General Partner's taxable years, (ii) has operated, and intends to continue to operate, in such manner as to qualify as a real estate investment trust for each of its taxable years, and (iii) will not be rendered unable to qualify as a real estate investment trust for federal income tax purposes as a consequence of the transaction contemplated hereby.

		As of the Closing Date, the General Partner shall have all requisite corporate power and authority to (i) issue
Conversion Shares upon exchange of the Units in accordance with the Redemption Rights Agreement. The execution and delivery by the General Partner of all agreements and other documents the General Partner executes and delivers in connection with the transactions described in this Agreement, including, without limitation, the Redemption Rights Agreement (the "General Partner Documents"), and performance by the General Partner under the General Partner Documents and of its other obligations arising out of this Agreement, if any, have been (or, prior to execution, shall be) duly authorized by all requisite corporate action and no other proceeding on the part of the General Partner is necessary to authorize the execution, delivery and performance by the General Partner of this Agreement. The General Partner Documents are (or, upon execution, shall be) binding on the General Partner and enforceable against the General Partner in accordance with their terms, subject to bankruptcy and similar laws affecting the remedies or recourse of creditors generally and general principles of equity. None of the execution and delivery by the General
Partner of the General Partner Documents, the compliance with the terms and provisions thereof on the part of the General Partner, and the consummation by the General Partner of the transactions contemplated thereby, will violate any statute, license, decree, restriction, order or regulation of, or agreement with, any governmental authority, judicial or administrative body, or other governmental body or agency having jurisdiction over the General Partner, or will, at the Closing Date, breach, conflict with, or result in a breach of, any of the terms, conditions or provisions of, or result in the acceleration of, the certificate of incorporation of the General Partner, as amended, or the bylaws of the General Partner, as amended, or any material agreement or instrument to which the General Partner is a party, or by which it is or may be bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon, or give to others any interest or rights in, the Units to be issued to Contributor (other than pursuant to the Pledge Agreement). No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental authority, judicial or administrative body, or other governmental body or agency having jurisdiction over the General Partner, is required to be made, obtained or given by the General Partner prior to the Closing
Date, in connection with the execution, delivery and performance by the General Partner of the General Partner Documents.

		The General Partner meets the requirements for the use of a Registration Statement on Form S-3.

		The financial statements of the General Partner included in the General Partner's periodic reports ("Exchange Act Reports") pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved; except:
(i) as may be otherwise indicated in such financial statements or the notes thereto, or, (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or year-end accruals or may be condensed in summary statements.

		To the Partnership's knowledge, since the date of the General Partner's most recent Exchange Act Report or filing with the SEC of a registration statement pursuant to the Securities
Act, there has not been any material adverse change in the financial condition of the General Partner.

		Since January 1, 1996, the General Partner has timely filed all Exchange Act Reports required to be filed under the Exchange Act (exclusive of any periodic reports that may be required as a result of the transaction described herein). As of their respective dates, (i) the Exchange Act Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the Exchange Act Reports, and (ii) no Exchange Act Report filed with the SEC after December 31, 1996 and before the date hereof contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

		To the Partnership's knowledge, all of the various written due diligence reports and summaries prepared by or at the request of the Partnership with respect to its due diligence inquiries relating to the Property in conjunction with the Transactions have been reviewed by Joel Bayer, Stan Sadoris or John Millar, either individually or on an aggregate basis in combination with one another.

		To the Partnership knowledge, none of the representations and warranties made by Contributor pursuant to
Section 6.2 hereof are false or inaccurate nor, to the Partnership's knowledge, are the underlying facts relating to any such representation or warranty which is qualified by the knowledge of Contributor such that if such facts were known by Contributor, then the Contributor's representation or warranty set forth in Section 6.2 would be untrue or not correct.

		Joel Bayer, Stan Sadoris and John Millar are the individuals who are most likely in the ordinary course of the Partnership business and with respect to the Transactions to have responsibility for, and therefore to have personal knowledge of, the matters set forth in this Section 6.1.

	For purposes of this Agreement, the phrase "to the Partnership's knowledge" and other phrases of similar import shall refer to the actual, current, subjective knowledge of any of Joel Bayer, Stan Sadoris or John Millar following reasonable inquiry and investigation of the Partnership's business records with respect to the relevant subject matter.

		Contributor's Representations and Warranties. Contributor represents and warrants to the Partnership as follows as of the date hereof and it shall be a condition precedent to the Partnership's obligation to close the Transactions that the Contributor remake the following representations and warranties at and as of the Closing Date:

		Contributor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Georgia with full power and authority to execute, deliver and perform this Agreement. The members of Contributor as of the date hereof (it being contemplated that the structure and ownership of Contributor will change prior to Closing, consistent with the charts attached hereto as Schedule 6.2(a) and that the representations and warranties set forth in this Section 6.2(a) will be revised at Closing accordingly) are (i) Harry J. Butler, Jr., an individual, (ii) Sealy Retail Properties, L.L.C., a
Louisiana limited liability company, (iii) MSV Special Manager,
L.L.C., a Georgia limited liability company,  and (iv) CMS/Sealy
Mall Properties, L.L.C., a Georgia limited liability company.
Each of the limited liability companies that are members of Contributor are duly formed, validly existing and in good standing under the laws of the State of their organization with full power and authority to execute and deliver this Agreement in their respective capacities as member of Contributor. The execution, delivery and performance of this Agreement by Contributor has been authorized by all necessary corporate action on the part of Contributor, and the execution and delivery of this Agreement by each constituent member of Contributor in its capacity as a member of Contributor has been authorized, where applicable, by all necessary corporate action. This Agreement has been, and when executed and delivered the Contributor Closing Documents will have been, duly executed and delivered by Contributor in its individual capacity and by each constituent member of Contributor in its capacity as a member of Contributor. This Agreement constitutes, and when so executed and delivered the Contributor Closing
Documents will constitute, the legal, valid and binding obligations of Contributor, enforceable against it in accordance with their terms, subject to bankruptcy and similar laws affecting the remedies or recourse of creditors generally and general principal of equity.

      Subject to obtaining the consent of the Existing Lender in accordance with Section 2.4, none of the execution, delivery or performance of this Agreement by Contributor or the consummation of the Transactions does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any Lien upon the Property or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under
(i) the organizational documents of Contributor or any of its constituent partners, (ii) any agreement, instrument or other document to which Contributor or any of its constituent partners is a party or by which any of them is bound or (iii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to any of them.

		To Contributor's knowledge, the Partnership (and/or its Grantee) will upon Closing have good and marketable title to the Property, free and clear of all Liens other than the Permitted
Exceptions and Liens created by, under or through the Partnership.
To Contributor's knowledge, the Property comprises all of the assets and property necessary to operate the Mall as now operated.

		To Contributor's knowledge, Contributor has not received any written notice of any revocation or outstanding violation of any license or permit maintained with respect to the Property that has not been cured or otherwise resolved to the satisfaction of the appropriate governmental entity.

		Except as set forth in the Environmental Reports (hereinafter defined): Neither Contributor nor, to Contributor's knowledge, any other Person has caused or permitted any Hazardous Material to be maintained, disposed of, stored, released or generated on, under or at the Property or any part thereof or any real property adjacent thereto except as otherwise specifically set forth in Schedule 6.2(e) and except for the storage and use of substances commonly present at or used in the operation and maintenance of shopping centers in quantities commonly present at shopping centers and in compliance with all applicable laws, including without limitation Environmental Laws. To Contributor's knowledge, Contributor has not received any written notice from any governmental unit or other Person (including without limitation any consultant or engineer engaged by Contributor or any other Person) that it or the Real Property or any occupant thereof is not in compliance with any Environmental Law, that the Real Property or any portion thereof has been used as a storage or disposal site for Hazardous Materials (other than as otherwise specifically set forth in Schedule 6.2(e) and other than the storage of substances commonly present at or used in the operation and maintenance of shopping centers in quantities commonly present at shopping centers and in compliance with applicable laws) or that it has any liability with respect thereto, and to Contributor's knowledge there are no administrative, regulatory or judicial proceedings pending against Contributor or, to the knowledge of Contributor, threatened in writing against Contributor with respect thereto pursuant to, or alleging any violation of or liability under, any Environmental Law. For purposes hereof, the "Environmental Reports" are all those certain reports concerning environmental testing of the Property listed on
Schedule 6.2(e).

		To Contributor's knowledge, attached hereto as Schedule 6.2(f) is a rent roll for the Mall (the "Rent Roll") dated as of October 20, 1998 showing identification of each rentable space in the Mall by space number, whether leased or not, and for each such space, the name of the Tenant, the minimum or fixed annual rent payable, the percentage sales rate (all of the foregoing information, the "Basic Information"), the sales breakpoint for percentage rent, the commencement and expiration dates of the current Lease term, the square footage of such space, the unapplied amount of any security or other deposit held, all delinquencies in Rent, all outstanding rent abatements, all outstanding tenant fit-out allowances and other tenant concessions or inducements, all renewal options and "kick-out" clauses. To Contributor's knowledge, all information therein is materially accurate as of October 20, 1998. To Contributor's knowledge, except as otherwise set forth in the Rent Roll, no Tenant has paid any rent in advance except for the current month.

		To Contributor's knowledge, Schedule 6.2(g)-1 contains a complete and correct list of all existing Leases and modifications thereof and supplements thereto (including without limitation side letters modifying the terms of the Leases) regardless of whether the terms thereof have commenced, setting forth with respect to each (i) the date thereof and of each modification thereof and supplement thereto and (ii) the names of the parties thereto (including the name of the current assignee, if any, but only if and to the extent Contributor has actual notice of any such assignment). To Contributor's knowledge, the documents listed on Schedule 6.2(g)-2 constitute a complete and correct list of the reciprocal easement agreements and allocable share agreements (which shall be deemed part of the Reciprocal Easement Agreement for purposes of this Agreement) relating to the Real Property and all modifications thereof and supplements thereto (including without limitation side letters) (the
"Reciprocal Easement Agreement") setting forth with respect to each (i) the date thereof and of each modification thereof and supplement thereto and (ii) the names of the parties thereto. To Contributor's knowledge, true and complete copies of the Reciprocal Easement Agreement, Ground Lease and Leases, including each written modification thereof and supplement thereto and all material correspondence between the parties thereto have heretofore been furnished to or made available to the Partnership for inspection. The Reciprocal Easement Agreement, Ground Lease and each Lease constitutes the entire agreement between the parties thereto, and, to Contributor's knowledge, there are no oral promises or agreements amending or modifying the same.

		To Contributor's knowledge, there are no leases or other rights of occupancy or use relating to the Real Property other than the Leases, the Ground Lease and the Reciprocal Easement Agreement and other rights of Persons arising under instruments or agreements which comprise Permitted Exceptions and/or the Contracts, except subleases, concessions or license agreements which may have been entered into by Tenants or by
subtenants of Tenants.   To Contributor's knowledge, Contributor
has received no written notice of the termination of any rights granted therein.

			To Contributor's knowledge, no Party to the Reciprocal Easement Agreement, Ground Lease or any Lease has made any claim to Contributor in writing (A) that Contributor has defaulted in performing any of its obligations under such Reciprocal Easement Agreement, Ground Lease or Lease, as the case may be, which has not heretofore been cured, (B) that any condition exists which with the passage of time would constitute any such default, or (C) that such Party is entitled to any reduction in, refund of, or counterclaim or offset against, or is otherwise disputing, any Rents or other charges paid, payable or to become payable by such Party, or has the right to cancel the Reciprocal Easement Agreement, Ground Lease or such Lease or to be relieved of its operating covenants thereunder.

			Except for delinquencies in the payment of Rents disclosed in the Rent Roll and except as set forth on Schedule
6.2(i), to Contributor's knowledge, Contributor has received no written notice and has given no written notice that any currently outstanding uncured default exists under the Reciprocal Easement
Agreement or any Lease on the part of any Party or Parties thereto. To Contributor's knowledge, Contributor is not in default (without giving effect to any applicable notice and cure rights) in any respect with respect to any Lease, the Ground Lease or the Reciprocal Easement Agreement.

			To Contributor's knowledge, Contributor has received no written notice that there are any unsatisfied rent abatements or other tenant concessions or inducements, including, without limitation, lease assumptions or buy-outs, applicable to any of the Leases or any rights to extend or renew any of the Leases except as set forth in the Rent Roll.

			To Contributor's knowledge, no Party to the Ground Lease, any Lease or the Reciprocal Easement Agreement has asserted in writing any rights, options or rights of first refusal of any kind which are currently in effect, to purchase or to otherwise acquire the Real Property or any part thereof or interest therein other than the rights of such Tenant (as tenants only) under its Lease or such Party to the Reciprocal Easement Agreement under the Reciprocal Easement Agreement with respect to easements only.

		Contributor has furnished the Partnership with audited financial statements for the Mall (consisting of balance sheets and income statements) as of, and for the calendar years ended December 31, 1995 and December 31, 1996 (collectively, the
"Audited Financial Statements"), and with unaudited financial statements for the Mall (consisting of balance sheets and income statements) for calendar year ended December 31, 1997 and as of and for the eight (8) month period ended August 31, 1998 (the "Unaudited Financial Statements"). To Contributor's knowledge, the Unaudited Financial Statements are consistent with the books and records and accounts of Contributor reflecting the financial condition and results of operations of Contributor as of the dates thereof and for the periods referred to therein and have been prepared utilizing sound accounting principles consistently applied throughout the periods indicated.

		To Contributor's knowledge, Schedule 6.2(k) lists the patents, trademarks (including registrations thereof), and trade names which are used by Contributor in connection with the operation of the Mall (the "Intellectual Property"). To Contributor's knowledge, Contributor has received no written notice that the conduct of the business and activities of the Mall by Contributor and the use of the Intellectual Property infringe upon the patents, trademarks, copyrights or other intellectual property rights of any third party and, to Contributor's knowledge, no third parties are currently infringing upon the patents, copyrights, trademarks or other intellectual property rights of Contributor. To Contributor's knowledge, Contributor has not granted to any Person or Persons the right to use the Intellectual Property or any portion thereof.

		Contributor is not a party to and is not bound by any collective bargaining or union agreements with respect to the Mall. To Contributor's knowledge, Contributor has not encountered any labor union organizing activity or experienced any actual or threatened employee strikes, work-stoppages, slow-downs or lockouts with respect to the Mall. Contributor has no employees and does not maintain or sponsor any employee benefit plan, including, without limitation, any plans subject to the Employer Retirement Income Security Act of 1974, as amended. Contributor is not currently providing continuation coverage to any individual under Section 4980B of the Code.

		To Contributor's knowledge, Schedule 6.2(m) contains a true and complete list of all Contracts with respect to the Mall, including all modifications thereof and supplements thereto
(including without limitation all side letters amending or modifying the same). To Contributor's knowledge, Contributor has received no written notice that there has been any default
(without giving effect to any notice and cure rights) by Contributor of any of its material obligations or, to Contributor's knowledge, by any Party under any Contract which has not heretofore been cured. To Contributor's knowledge, a true and complete copy of each Contract, including any amendments or supplements thereto, has been delivered or made available to the Partnership. To Contributor's knowledge, such documents constitute the entire agreement between the parties thereto and, to Contributor's knowledge, there are no oral promises or agreements amending, modifying, or supplementing the same.

		To Contributor's knowledge, no condemnation proceeding or other proceeding or action in the nature of eminent domain is pending with respect to all or any part of the Real Property. To Contributor's knowledge, Contributor has received no written notice that any condemnation proceeding or other proceeding or action in the nature of eminent domain is pending with respect to any property owned by a Party to the Reciprocal Easement Agreement which property is the subject of the Reciprocal Easement
Agreement. To Contributor's knowledge, Contributor has received no written notice that any Taking is threatened with respect to all or any part of the Real Property or any property owned by a Party to the Reciprocal Easement Agreement which is the subject of the Reciprocal Easement Agreement.

		To Contributor's knowledge, copies of current real estate tax bills with respect to the Real Property, other than tax bills sent to Tenants who have the obligation to pay such taxes to the collecting authority, have been delivered or made available to the Partnership. Except for the Ground Lease Parcel which is included as part of a larger tract of land owned by the Ground Lessor, to Contributor's knowledge, no portion of the Real Property comprises part of a tax parcel which includes property other than property comprising all or a portion of the Real Property. To Contributor's knowledge, no application or proceeding is pending by or against Contributor with respect to a reduction in or refund of or increase in such taxes. To Contributor's knowledge, Contributor has received no written notice that any special tax or assessment may be levied against the Real Property or of any change in the tax assessment of the Real Property.

		To Contributor's knowledge, Contributor has not received written notice that there is, and, to Contributor's knowledge, there does not now exist, any violation of any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Real Property or any portion thereof.

		To Contributor's knowledge, Contributor has received no written notice that the Property has not been operated in compliance with all laws, statutes, rules, regulations, and ordinances (including without limitation the ADA) and, to Contributor's knowledge, Contributor has not received any written notice from any governmental authority having jurisdiction over the Real Property or the Mall or from any other Person (including without limitation any insurance company or Board of Fire
Underwriters) (A) of any violation of any law, ordinance, order or regulation (including without limitation the ADA) relating to the Mall which has not heretofore been complied with or (B) requiring any alterations, improvements or changes in or about the Real
Property or any portion thereof which have not been completed. To Contributor's knowledge, Contributor has received no written notice that Contributor has any obligation to any governmental authority for the performance of any capital improvements or other work to be performed in or about the Real Property or donations of monies or land (other than general real property taxes) which have not been completely paid for or otherwise performed.

		Except as provided in Schedule 6.2(r), to Contributor's knowledge, there is no litigation, including any arbitration, investigation or other proceeding by or before any court, arbitrator or governmental or regulatory official, body or authority which is pending or, to Contributor's knowledge, threatened in writing against Contributor relating to the Property, the Ground Lease Parcel or the Transactions and there are no unsatisfied arbitration awards or judicial orders against Contributor relating to the same. Copies of all pleadings and other documents with respect to the litigation described on
Schedule 6.2(r) have been furnished to or made available to the Partnership and are true, accurate and complete copies of the same that are in the possession of the Contributor.

		To Contributor's knowledge, Schedule 6.2(s) contains a true and accurate list of all policies of insurance relating to the Mall, which policies are and will be kept in full force to and including the Closing Date. All premiums for such insurance have been paid in full. To Contributor's knowledge, Contributor has not received any written notice or written request from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) cancelling or threatening to cancel any of said policies or denying or disputing coverage thereunder.

	  Except as set forth in Schedule 6.2(t), to Contributor's knowledge, Contributor has received no written notice that any of the Tenants or Anchors is the subject of any bankruptcy, reorganization, insolvency or similar proceedings or has ceased or reduced or intends to cease or reduce operations at the Mall other than temporarily due to casualty, remodeling, renovation or similar cause.

		To Contributor's knowledge, Schedule 6.2(u) accurately sets forth (i) a list of all instruments, agreements and other documents governing, evidencing or securing the Existing
Indebtedness and all modifications or amendments thereof and supplements thereto including without limitation guaranties, indemnity agreements and side letters that modify any of the terms thereof (collectively, the "Existing Indebtedness Documents"),
(ii) the dates of each of the Existing Indebtedness Documents and of each modification or amendment thereof and supplement thereto,
(iii) all written notices to Contributor, if any, with respect to any and all changes as to the identity of the holder of the Existing Indebtedness, (iv) the approximate unpaid balances thereof as of the date hereof, and (v) the approximate amount of any deposits or escrows held or established in connection therewith. To Contributor's knowledge, Contributor has not received any notice of default under any Existing Indebtedness Document. To Contributor's knowledge, a true and complete copy of the Existing Indebtedness Documents, including without limitation each written modification thereof and supplement thereto, have heretofore been furnished to or made available to the Partnership.
To Contributor's knowledge, such documents constitute the entire agreement between the parties thereto and there are no oral promises or agreements amending or modifying the same.

		Except as set forth on Schedule 6.2(v), to Contributor's knowledge, Contributor has no obligation to make contributions or otherwise provide assistance to any promotional association or promotional fund and has not customarily in the past made or provided any such contributions or assistance. To Contributor's knowledge, Contributor has paid or remitted to the Promotional and Advertising Fund all amounts (including without limitation amounts received by it from Tenants and other Parties that constitute contributions to such promotional association or fund) that are required to be paid or remitted by it to such promotional fund.

		To Contributor's knowledge, Contributor has delivered or made available to the Partnership true and complete copies of all environmental reports (including without limitation asbestos surveys), engineering reports and ADA surveys relating to the Mall or the Property that are in the possession of Contributor. Contributor does not warrant the accuracy of any such report, but Contributor does not have knowledge of any inaccuracy contained therein.

	  Except as indicated on Schedule 6.2(x), Contributor and its Affiliates do not directly or indirectly own or lease any land within a five (5) mile radius of the Real Property.

		Contributor and its members have been advised that the Units to be issued to the members of Contributor hereunder shall not be registered under the Securities Act or under the securities laws of any state or other jurisdiction; that the Partnership shall not have any obligation to register the same in connection with the offering, sale or issuance thereof to them pursuant hereto or at any time thereafter; that the Units are subject to restrictions on transfer contained in the Partnership Agreement and the Pledge Agreement and herein and, in any event, cannot be sold unless they are subsequently registered under the Securities
Act or an exemption from such registration is available; and that the Partnership, in issuing its Units in accordance with the provisions hereof, is relying upon the representations and warranties contained herein and in the Questionnaires.

		Contributor and each of its members has received a copy of, has been advised to read, and has read the Memorandum, including its exhibits, and is familiar with the Memorandum's terms and provisions.

		Contributor and each of its members has been provided with such other information regarding the Partnership as it has requested and has had an opportunity to meet with and ask questions of representatives of the Partnership. No oral or written representations have been made to Contributor or its members in connection with the Transactions which are in any way inconsistent with the information contained in the Memorandum and this Agreement, and, if any representations or warranties were made that do not expressly state in writing that they supersede this disclaimer, Contributor (on its own behalf and on behalf of each of its members) hereby waives and disregards the same and agrees that Contributor (on its own behalf and on behalf of each of its members) shall not rely thereon.

		Contributor acknowledges (on its own behalf and on behalf of each of its members) that the Transactions may involve complex tax consequences, that it and each of its members has been advised to consult with, and has consulted with, independent tax counsel, regarding the tax consequences of the Transactions and that Contributor and each such member of Contributor is relying solely upon the advice of its own tax advisors in evaluating such consequences and that none of the Partnership, the General Partner or their advisors have made (nor shall they be deemed to have made) any representations as to the tax consequences of the Transactions.

		Contributor and each of its constituent members to whom Units will be distributed pursuant to the Transactions, is an "accredited investor" within the meaning of Regulation D under the Securities Act or has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of receiving and owning the Units to be issued pursuant hereto, and Contributor and each of its constituent members is able to bear the economic risk of such ownership. Neither
Contributor nor any of its members learned of the Units or were attracted or induced to enter into this Agreement or acquire Units as a result of any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to it in connection with investments in real estate generally.

		The Units to be acquired by the members of Contributor pursuant to this Agreement are being acquired by such members of Contributor for their own accounts, for investment purposes only and not with a view to, and with no present intention of, selling or distributing the same except as otherwise permitted pursuant to the Redemption Rights Agreement.

		All information provided by Contributor to its constituent members (or the members of such members) in connection with the issuance of the Units (the "Contributor Information") (other than the Memorandum [except for information contained in or omitted from the Memorandum in reliance upon and in conformity with information provided by Contributor to the Partnership] and any other data supplied in writing by the Partnership and expressly identified as information supplied for inclusion in the Contributor Information and fully and accurately reproduced and incorporated therein as supplied by the Partnership) contained no untrue statement of material fact and did not omit to state any material fact necessary in order to make the statements therein not misleading.

		Contributor acknowledges that the General Partner may be obligated, under applicable securities laws, to disclose information relating to the Transactions in registration statements or public reports filed under such laws (which registration statements and reports may be filed prior to or following the Closing Date). Contributor consents to the inclusion by the General Partner in any such registration statements or public reports of information provided to the Partnership by or on behalf of Contributor in connection with this Agreement without further notice to Contributor and confirms that none of such information contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements therein not misleading.

		To Contributor's knowledge, the Ground Lease is in full force and effect and Contributor has received no written notice of any default by Contributor under the Ground Lease. To
Contributor's knowledge, the Ground Lease contains the entire agreement between Contributor and the Ground Lessor and there are no oral promises or agreements amending or modifying the same.

		No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Contributor.

	  The Adjacent Land Purchase Contract has been terminated. Contributor has provided or made available to the Partnership true, complete and correct copies of all reports, studies, surveys, title commitments, data and other material information derived or obtained by Contributor or Sealy in connection with any of their respective due diligence activities, inquiries or investigations relating to the Adjacent Land.

		Neither Contributor nor any of its members is a foreign person or is owned directly or indirectly, in whole or in part, by a foreign person, as determined in accordance with Code Section
897 (h)(4) and the regulations promulgated thereunder.

		To Contributor's knowledge, none of the representations and warranties made by the Partnership pursuant to Section 6.1 hereof are false or inaccurate nor, to Contributor's knowledge, are the underlying facts relating to any such representation or warranty which is qualified by the knowledge of the Partnership such that if such facts were known by the Partnership, then the Partnership's representation or warranty set forth in Section 6.1 would be untrue or not correct.

		Mark Sealy, Melissa Riddick and Steve Gullat are the individuals who are most likely in the ordinary course of Contributor's business and with respect to the Transactions to have responsibility for, and therefore to have personal knowledge of, the matters set forth in this Section 6.2.

		There are no gift certificates which have been issued prior to Closing with respect to the Mall which remain outstanding and unredeemed as of the Closing Date.

	For purposes of this Agreement, the phrase "to Contributor's knowledge" and other phrases of similar import shall refer to the actual, current, subjective knowledge of any of Mark Sealy, Melissa Riddick and Steve Gullat following reasonably diligent inquiry and investigation of Contributor's Books and Records with respect to the relevant subject matter.

		Limitation on Liability for Representations and Warranties. Notwithstanding anything contained in this Agreement to the contrary, if either party hereto has knowledge (as defined in Section 6.1 or 6.2 hereof, as applicable) that any representation or warranty made pursuant to the provisions of this
Article VI by the other party is false or inaccurate as of the Closing Date (or in the case where any such representation or warranty is qualified by the knowledge of the party making the same, that the underlying facts relating to such representation or warranty are such that if known by the party making the same, then such party's representation or warranty would be untrue or not correct), then, the party having made such false or inaccurate representation or warranty shall have no liability hereunder whatsoever with respect to that specific representation or warranty or with respect to other obligations or liabilities arising hereunder which are the proximate result of the underlying facts that render the representation or warranty untrue, but only to the extent of such known falsity or inaccuracy on the part of the party to which such representation or warranty is addressed.


ARTICLE


Access and Certain Rights of Early Termination

      Due Diligence and Access.

      From the date hereof until the Closing, Contributor shall give the Partnership and its representatives and consultants, upon reasonable notice and in a manner that does not unreasonably interfere with the operation of Contributor's business, access to and the right to inspect the Mall and the Property (including without limitation for purposes of conducting environmental testing, the cost of which shall be borne by the Partnership); provided, however, that the Partnership shall not conduct structurally or physically invasive tests or Phase II environmental studies without Contributor's consent (which consent shall not be unreasonably withheld). From the date hereof until Closing and upon reasonable request by the Partnership, Contributor promptly shall provide the Partnership or make available to the Partnership (for review and/or copying) such other material information and data with respect to the Mall and the Property which is in the possession of Contributor or the Existing Manager, including without limitation copies of Leases, the Reciprocal Easement Agreement and the Contracts and such financial and other information as the Partnership reasonably requests with respect thereto. The Partnership may contact Parties as the Partnership deems appropriate in connection with its due diligence examination.

		From the date hereof until the Closing, the Partnership shall provide to Contributor such public information and data with respect to the Partnership and the General Partner which is in the Partnership's possession and which Contributor may request.

		The Partnership shall indemnify, defend and hold harmless Contributor and its successors and assigns from and against any Loss proximately caused by the exercise by the Partnership of its rights of access and inspection pursuant to the provisions of this Section 7.1. The indemnification obligations of the Partnership under this Section 7.1(c) shall survive the termination of this Agreement.

		Termination. If the Partnership, in its sole and absolute discretion, determines that the results of its due diligence examination, including without limitation the results of any legal, factual, physical or other inquiry or investigation as to the physical condition, the success of Contributor in connection with the leasing activities described in Section 2.8, the suitability for intended use, the redevelopment potential, the value, or the income or sales or financing proceeds to be derived from the ownership, use, operation or disposition of the Property or any other matter related to the Mall are not satisfactory in any respect, the Partnership may terminate this Agreement upon written notice given to Contributor not later than the Closing Date (the "Inspection Period Expiration Date"). The parties hereto acknowledge that the Partnership may expend material sums of money in reliance on Contributor's obligations under this Agreement in connection with negotiating and executing this Agreement and conducting inspections and investigations pursuant to this Article VII, that the Partnership would not have entered into this Agreement without the availability of the termination right contained herein and that, accordingly, adequate consideration exists for Contributor's obligations hereunder before the Inspection Period Expiration Date. In the event of a termination of this Agreement, the Partnership shall return to Contributor all documents containing material information and data provided or made available to the Partnership by Contributor and copies of third party reports obtained by the Partnership with respect to the Property and this Agreement shall be null and void and all parties shall be released from all further rights and obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement). Notwithstanding anything to the contrary contained herein (but subject to the provisions of Section 6.3 hereof), as of the date hereof the Partnership shall not be deemed to have approved any documents, materials or other information which have been furnished to the Partnership or its representatives prior to the date hereof or which are listed, described, set forth or referred to on the Schedules hereof. Subject to the provisions hereof, the Partnership may determine in its sole and absolute discretion the scope and nature of its due diligence examination.


ARTICLE
Conditions to Closing

		Conditions to Contributor's Obligations. Contributor's obligation to close the Transactions is subject to satisfaction of each of the following conditions (any of which may be waived by Contributor in its sole discretion):

		Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by the Partnership under this Agreement on or before the Closing shall have been complied with or performed in all material respects and any and all other conditions precedent to Contributor's obligation to close the Transactions as are expressly set forth in this Agreement have been satisfied.

		Accuracy of Representations and Warranties. The representations and warranties made by the Partnership in this Agreement (without regard to materiality qualifications contained therein and without regard to any supplementation in accordance with Sections 3.3(f) or 10.3, except in the case of events or developments expressly permitted hereunder or as to which Contributor has otherwise consented in writing) shall be true and complete in all material respects on and as of the Closing Date.

		No Other Termination. No termination of this Agreement by Contributor or the Partnership shall have occurred pursuant to any other provision hereof.

		Consent Obtained; Etc. The consent of the Existing Lender pursuant to Section 2.4 shall have been obtained.

		No Litigation. At Closing, there is no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority or any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect which does or is likely to prevent or hinder the timely consummation of the Closing by the Partnership.

		Conditions to Partnership's Obligations. In addition to such other conditions precedent as are elsewhere expressly provided in this Agreement, the Partnership's obligation to close the Transactions is subject to satisfaction of each of the following conditions (any of which may be waived by the Partnership in its sole discretion):

		Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by Contributor under this Agreement on or before the Closing shall have been complied with or performed in all material respects and any and all other conditions precedent to the Partnership's obligation to close the Transactions as are expressly set forth in this Agreement have been satisfied.

		Accuracy of Representation and Warranties. The representations and warranties made by Contributor in this Agreement (without regard to materiality qualifications contained therein and any supplementation in accordance with Sections 3.2(k) or 10.3, except in the case of events or developments expressly permitted hereunder or as to which the Partnership has otherwise consented in writing) shall be true and complete in all material respects on and as of the Closing Date.

		Estoppels Obtained. The Estoppels shall have been obtained in accordance with Section 10.7 and provided to the Partnership on or prior to Closing. Such Estoppels shall contain no material deviations from (i) the forms thereof provided by or approved by the Partnership (or, where applicable, the Prescribed
Form) or (ii) the information contained in this Agreement and the schedules hereto or the information otherwise furnished to the Partnership by Contributor (without limiting the foregoing, the Estoppels shall contain no assertion of default by Contributor as the result of the matters described on Schedule 6.2(i)). Notwithstanding any provision in this Agreement to the contrary, if Contributor has not obtained Estoppels from all Anchors and Tenants (the Parties from whom Estoppels have not been obtained being herein called the "Missing Parties") but has obtained the Required Estoppels, Contributor may (at its discretion), in its own capacity, satisfy the condition of this Section 8.2(c) with respect to the Estoppel from each Missing Party by executing and delivering to the Partnership at Closing an Estoppel for such Missing Party in the form prescribed by Section 10.7 or the Prescribed Form if applicable (in either case, with appropriate changes to such form to reflect that Contributor and not such Missing Party is signing such Estoppel but otherwise meeting the requirements set forth in this Section 8.2(c)).

		Consents Obtained. The Contract Party Consents, the Ground Lessor Estoppel, and the consent and agreement of the Existing Lender pursuant to Section 2.4 shall have all been obtained and provided to the Partnership.

		Issuance of Title Policies. The Title Company shall have issued, or irrevocably and unconditionally committed to issue, the Title Policies as herein contemplated subject only to the Permitted Exceptions with respect thereto.

		No Other Termination. No termination of this Agreement by the Partnership or Contributor shall have occurred pursuant to any other provision hereof.

		No Litigation. At Closing, there is no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority or any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect which does or is likely to prevent or hinder the timely consummation of the Closing or materially adversely affect the Mall or the operation thereof.

		Qualified Investors. Each member of Contributor to whom Units are to be issued pursuant hereto shall be a Qualified Investor and shall have delivered to the Partnership a signed, completed Investor Questionnaire establishing the same to the satisfaction of the Partnership and otherwise containing no material modifications to the form thereof.

	Nothing contained in this Article VIII shall relieve any party hereto of responsibility for the breach by such party of a representation, warranty or covenant of such party contained in this Agreement subject, however, to the provisions of Section 6.3 hereof and except in the event of an express written waiver of any non-compliance or breach by such party issued by the party which, but for such waiver, would be entitled to the benefit of the same. Notwithstanding anything contained in this Agreement to the contrary, the Partnership in its sole and unreviewable discretion may extend the Closing Date for seven (7) days in the event all conditions precedent to the Partnership's obligation to close the Transactions shall have not been satisfied on or before the Closing Date as originally scheduled hereunder.


ARTICLE
Condemnation and Destruction

		Casualty or Condemnation in General.

		If prior to the Closing Date the Property shall be the subject of a Taking or Casualty, Contributor shall promptly inform the Partnership of same.

		If prior to the Closing Date the Property shall be the subject of a Substantial Taking or a Substantial Casualty, the Partnership may by written notice delivered to Contributor on or before the Closing Date, elect as its sole remedy on account thereof, either (i) to terminate this Agreement, and the rights of the parties hereto, in which event this Agreement (other than any right or obligation that expressly survives the termination of this Agreement) shall terminate as of the date of delivery of such notice; or (ii) to continue this Agreement in effect, in which event (A) the Partnership shall be entitled to receive and retain any and all insurance proceeds, whether collected before or after Closing (and Contributor shall pay in cash to the Partnership all deductibles in respect thereof), or condemnation awards with respect thereto (less, in each such case, (i) reasonable costs of collection thereof (other than the cost of deductibles), and (ii) amounts, if any, applied by Contributor prior to Closing to preservation, repair or restoration), and (B) Contributor shall cooperate in all reasonable respects with the Partnership at the Partnership's sole cost and expense, in connection with the collection thereof, to the extent not collected at the Closing.

		If prior to the Closing Date, the Property or any portion thereof is (i) the subject of a Taking (other than a Substantial Taking) or (ii) the subject of a Casualty (other than a Substantial Casualty), this Agreement shall nevertheless remain in full force and effect with no abatement of the consideration to be delivered to Contributor on account thereof and the Transactions shall be consummated as provided herein. In such event, any insurance proceeds (together with deductibles with respect thereto) or condemnation awards shall be applied and paid in the same manner and subject to the same provisions set forth above as are applicable in a case of a Substantial Casualty or a Substantial Taking as to which the Partnership has elected nevertheless to continue this Agreement in effect.

		Adjustment of Claims and Condemnation Proceedings. If a Taking or Casualty shall occur prior to the Closing Date, Contributor shall initiate or cause to be initiated all actions required to adjust, compromise and collect the awards payable by the condemning authority or the proceeds payable under the applicable policy or policies of casualty insurance. Contributor shall permit the Partnership to participate with Contributor in the initiation of all such actions and, in any event, Contributor shall consult with, and keep the Partnership advised of, Contributor's progress in connection therewith. Contributor shall not agree to any settlement of the awards or insurance proceeds payable in connection with any such Taking or Casualty (or enter into any agreement in lieu of a Taking) without the Partnership's approval, which approval shall not be unreasonably withheld or delayed.


ARTICLE
Additional Covenants

		Indemnification.

		Indemnification by Contributor. From and after the Closing, Contributor shall indemnify, defend and hold harmless the Partnership, the Grantee, their respective successors and assigns and their respective members, shareholders, partners, directors, officers, employees and agents (collectively, the "Indemnified Partnership Person(s)") from and against any and all claims, actions, demands, damages (other than consequential damages), liabilities, penalties, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred or suffered by any Indemnified Partnership Person(s) together with any and all damages incurred or suffered by third parties for which any Indemnified Partnership Person(s) shall be liable (any and all of the foregoing indemnified items being referred to herein collectively as "Losses" and individually as a "Loss") that are proximately caused by any one or more of (i) the breach or inaccuracy of any representation or warranty made by Contributor in this Agreement or the Contributor Closing Documents (provided the claim for indemnity is asserted prior to the expiration of the limited survival period, if any, as is expressly provided for and applicable to such representation or warranty),
(ii) the breach or non-fulfillment by Contributor of any of the covenants or agreements of Contributor under this Agreement or the Contributor Closing Documents, and (iii) the Contributor's Liabilities.

		Indemnification by Partnership. From and after the Closing, the Partnership shall indemnify, defend and hold harmless Contributor and its members and their respective members, employees and agents (collectively, the "Indemnified Contributor Person(s)") from and against any and all Losses incurred or suffered by any Indemnified Contributor Person(s) that are proximately caused by any one or more of (i) the breach or inaccuracy of any representation or warranty made by the Partnership in this Agreement or the Partnership Closing Documents (provided the claim for indemnity is asserted prior to the expiration of the limited survival period, if any, as expressly provided for and applicable to such representation or warranty),
(ii) the breach or non-fulfillment by the Partnership of any of the covenants or agreements of the Partnership under this Agreement or the Partnership Closing Documents, (iii) the operation or use of the Property on or after the Closing Date (other than Losses that constitute, result from, relate to or arise out of the Contributor's Liabilities or a breach of a representation, warranty or other covenant made by Contributor herein or in the Closing Documents and any such Losses to the extent that they are proximately caused by the negligence or wilful misconduct of any of the Indemnified Contributor
Person(s)), and (iv) the Assumed Liabilities.

	  Joint Cooperation. Upon obtaining knowledge of the institution of any action or proceeding or other event which could give rise to a claim for indemnity hereunder, the Person seeking indemnification shall promptly give written notice thereof (but no later than 15 days after being served with process in any litigation and 30 days after receiving any other written claim which may be the subject of indemnification hereunder) to the party from whom indemnification may be sought and shall reasonably cooperate with the efforts of the party from whom indemnification is sought to cure or mitigate the extent of such indemnified liability. If such claim or demand relates to a claim or demand asserted by a third party, the indemnifying party shall have the right, at its expense, to employ counsel to defend such claim or demand and the indemnified Person shall have the right, but not the obligation, to participate in the defense of any such claim or demand at its own cost; provided, however, that counsel to be utilized in defense of the matter by the indemnifying party shall be reasonably approved by the indemnified Person, and provided further that the indemnifying party shall not assume the defense for matters as to which there is a conflict of interest or separate and inconsistent defenses, in which case the indemnified Person will utilize counsel reasonably approved by the indemnifying party and the indemnifying party will reimburse the indemnified Person for any legal and other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action. The indemnified Person will not settle any claim or demand for which indemnity is sought hereunder without the indemnifying party's written consent (which consent shall not be unreasonably withheld or delayed), and the indemnifying party may settle such claim or demand with the written consent of the indemnified Person, which consent may not be unreasonably withheld or delayed so long as the indemnified Person receives an unconditional release. The indemnified Person shall make available to the indemnifying party all records and other materials reasonably required by it in contesting a claim or demand asserted by a third party against the indemnified Person and shall cooperate in the defense thereof. Notwithstanding anything to the contrary contained herein, a failure to provide written notice to the party from whom indemnification is sought within the time period specified above shall not preclude the other party's right to indemnification except to the extent the indemnifying party has been prejudiced by such failure.

		Conduct of Business Pending Closing. From the date hereof until the Closing and unless expressly otherwise provided herein, Contributor shall (a) pay its debts (or in good faith contest the same) and perform its obligations in respect of the Property as they become due; (b) maintain the Mall in its current condition and repair, as such condition shall be altered by reason of Casualty, Taking and/or normal wear and tear; (c) without the express written consent of the Partnership, not (i) enter into any new or additional Lease or ground lease, or extend, renew or modify, consent to any assignment of or sublease or other matter in respect of, or waive any material right under any Lease or the Ground Lease, other than renewals or extensions resulting from the exercise by a Tenant of a currently existing renewal or extension option, (ii) cancel or terminate the Ground Lease or any Lease or take any action to enforce any Lease which would have the effect of cancelling or terminating the same, (iii) enter into a new reciprocal easement or similar agreement in respect of the Property or amend or modify, consent to the assignment or any other matter in respect of or waive any material right under the Reciprocal Easement Agreement, (iv) make any alterations to the Mall or enter into any new contracts or extend or renew or cancel any Contract relating to capital expenditures in respect of the Property, (v) enter into any other new contracts in respect of the Property or extend, renew or cancel, consent to the assignment or any other matter in respect of or waive any material right under any other Contract, except in the ordinary and usual course and business and in accordance with past practices and policies (provided any such new extended or renewed contracts must be terminable without penalty or payment on not more than 30 days' notice), (vi) sell, transfer, exchange, further encumber or grant interests (including easements) in the Property or any part thereof, (vii) extend, modify or amend any of the Existing Indebtedness Documents or borrow additional funds thereunder,
(viii) hire any employees in respect of the Property, and (ix) otherwise take any action which could or would render inaccurate any of the representations or warranties made by Contributor in this Agreement; and (d) otherwise operate the Mall in the ordinary course consistent with current practice. From the date hereof until the Closing or the earlier termination of this Agreement, Contributor shall not sell, transfer, exchange, encumber or grant any interest in the Property or any part thereof, permit the sale, transfer, exchange, further encumbrance or grant of any interest in the Property, or engage in negotiations or discussions with, or otherwise solicit or assist, any third party relating to the acquisition by such third party of the Property.

      Supplemental Disclosure. From the date hereof through Closing, Contributor and the Partnership shall each, respectively, have the continuing obligation to promptly supplement or amend the schedules hereto with respect to the respective representations and warranties made by it to reflect any matter hereafter arising and known to it or discovered by it which, if existing or known at the date hereof, would have been required to be set forth herein or described thereon (but no such supplementation shall relieve either party from liability for any breach of its representations and warranties as of the date made). Without limiting the foregoing, if any Leases or Contracts, or amendments thereto, are hereafter entered into, Contributor shall give the Partnership prompt written notice thereof and the appropriate exhibits or schedules hereto shall be updated and amended accordingly. In addition, if, at any time prior to the Closing Date, Contributor should learn of any information that is necessary to correct any statement that is or becomes incorrect in any material respect (based upon information, including financial information, supplied by or on behalf of Contributor) made in, or to provide material information omitted from, the Contributor Information or the Memorandum, or if Contributor obtains knowledge of any material event that requires disclosure in the Contributor Information or the Memorandum, Contributor shall promptly inform the Partnership and cooperate with the Partnership so that the Contributor and the Partnership may each prepare a supplement to the Contributor Information and Memorandum, respectively, if the responsible party deems that a supplement is necessary.

      Bulk Sales. If, under applicable law, any notification may be required to be given to, or a clearance may be required to be obtained from, any state or local taxing authorities in order to permit the consummation of the Transactions without a Lien attaching to the Property or the Partnership having liability for any state or local taxes required to be paid or collected by Contributor relating to periods prior to the Closing Date, Contributor shall obtain appropriate clearances or releases from the applicable taxing authorities or, if not available, Contributor shall deposit with the Partnership the amount as directed by the applicable taxing authorities (such clearances or releases or directions, the "Releases/Directions"), and the Partnership shall hold such amount until it receives the release or clearance therefor, whereupon the Partnership shall pay to Contributor such amount; provided, however, if the delivery of a clearance or release is subject to a demand for payment of all or a portion of the amount held to any taxing authority, the Partnership is hereby authorized and directed to pay such sums in accordance with the demand and to pay the balance, if any, to Contributor.

		Cooperation. It shall be a condition precedent to the Partnership's obligation to close the Transactions that Contributor shall obtain and deliver to the Partnership on or prior to Closing the Releases/Directions and consents of the Parties to the Contracts marked with a "1" on Schedule 6.2(m), if any (the "Contract Party Consents"). The Partnership shall cooperate with Contributor in seeking to obtain all approvals, consents and estoppels of third parties required by this Agreement (but shall not be obligated to pay money or grant concessions therefor), including any Contract Party Consents, and shall furnish to Contributor or to any Party such information as to the Partnership, its capabilities, its experience in the ownership and management of real property and as to such other matters as Contributor or any Party shall reasonably request in connection therewith.

		Transfer and Other Taxes; Costs, Etc. Contributor shall pay the real property transfer taxes, personal property sales taxes and recording fees, if any, imposed by the state, county or municipality as the result of the Transactions. Contributor and the Partnership shall equally share the costs of any escrow established or "New York Style" closing fee charged in connection with the closing of the Transactions. Each of Contributor, on the one hand, and the Partnership, on the other hand, shall pay the respective legal costs incurred by it in connection with the Transactions.

		Estoppel Certificates. It shall be a condition precedent to the Partnership's obligations to close the Transactions that Contributor shall obtain and deliver to the Partnership on or prior to Closing an estoppel certificate from each Party to the Reciprocal Easement Agreement and each Tenant under a Lease, dated not more than thirty (30) days prior to the Closing Date, in form reasonably acceptable to the Partnership, and an estoppel certificate, dated not more than sixty (60) days prior to the Closing Date, from the Existing Lender in form and content satisfactory to the Partnership and consistent with the provisions of Section 8.2(c) hereof; provided, however, that if the Reciprocal Easement Agreement or any Lease shall, by its terms, prescribe the form or content of an estoppel certificate, Contributor only shall be required to attempt to obtain an estoppel certificate from the Party thereto in the form prescribed by the relevant document and containing only such information as is required to be delivered thereunder (the "Prescribed Form"). Contributor shall complete the missing information in such form estoppel certificates prior to sending them to Parties or the Existing Lender, as the case may be. The Partnership shall not be deemed to have approved any matters disclosed in the estoppel certificates delivered to the Partnership on or prior to Closing and no such disclosure shall constitute a waiver by the Partnership of any terms or provision of this Agreement except as otherwise provided in accordance with the provisions of Section
6.3 hereof.

		Record Retention. After the Closing, the Partnership shall provide Contributor with reasonable access to the Books and Records and, at Contributor's cost, copies of all or any portion thereof (and Contributor shall retain copies of such records as shall be necessary to enable it to comply with its obligations contained in the last sentence of Section 10.10). The Partnership shall retain the Books and Records until the fifth anniversary of the date hereof or notify Contributor of its desire to dispose of the Books and Records or any portion thereof and turn the Books and Records or such portion thereof over to Contributor if Contributor so requests.

		Publicity. In no event shall Contributor, on the one hand, or the Partnership, on the other hand, issue any press release or otherwise disclose any non-public information regarding this Agreement or the Transactions (including without limitation any information contained therein) unless the other party or parties have consented thereto in writing and to the form and substance of any such statement or disclosure (and Contributor and the Partnership agree not unreasonably to withhold or delay such consent); provided, however, that nothing herein shall be deemed to limit or impair in any way any party's ability to disclose the details of or information concerning this Agreement, the Transactions or the Property to such party's attorneys, accountants or other advisors or to the extent such party reasonably deems necessary or desirable pursuant to any court or governmental order or applicable securities or other laws or regulations or financial reporting requirements, to obtain the Contract Party Consents, the consent of the Existing Lender, Estoppels or financing for the acquisition of the Property and to assess the Property in connection with the Partnership's due diligence examination (including without limitation contacting Tenants and other Parties). Further, the Partnership may disclose any information regarding this Agreement or the Transactions to its direct or indirect constituent partners or shareholders, as the case may be (and to counsel for such constituent partners and shareholders) and as otherwise necessary to comply with the terms of this Agreement. Any impermissible disclosure by a party's advisors or direct or indirect constituent partners or shareholders or their advisors shall be deemed a breach hereof by such party. If for any reason the Transaction is not consummated, each party promptly shall return to the other party all originals and copies of documents, reports and financial and other information relating to such other party and/or the Property which such other party has furnished to such party. The provisions of this Section 10.9 shall terminate upon the Closing.

		Assistance Following Closing. From and after the Closing, Contributor, at the Partnership's sole cost and expense, shall provide reasonable assistance to the Partnership in connection with the preparation of financial statements, securities filings and bills, the adjustment of losses and claims, the enforcement or settlement of any such claims or the operation of the Property. Without limiting the foregoing and upon the request of the Partnership from time to time, Contributor shall
(a) subject to applicable law and contractual requirements, cause the Contributor's lease and property management databases relating to the Mall to be loaded onto the computer systems of the Partnership or its designee or provide disks containing such databases or direct the Existing Manager to do so if the Existing Manager owns or maintains the same, on or prior to Closing, (b) promptly provide to the Partnership or confirm any information concerning Contributor or the Property or the operation thereof that the Partnership or the General Partner reasonably determines is necessary or desirable to be included in any registration statement or periodic report of the General Partner that is filed or to be filed under applicable securities law and (c) promptly provide signed representation letters with respect to revenues and expenses relating to the Mall if required under GAAS to enable the Partnership's certified public accountants to render an opinion on the financial statements of the Partnership. Notwithstanding anything to the contrary contained herein, Contributor shall, at Contributor's sole cost and expense, cause the Existing Manager to investigate, administer and, with the approval of the Partnership (which shall not be unreasonably withheld or delayed), Contributor shall settle all inquiries and disputes relating to Adjustable Tenant Charges for any fiscal period ending prior to the Applicable Closing Fiscal Period (but any and all amounts collected shall be paid to the Partnership and, to the extent provided in Article IV, remitted to Contributor).

		Further Assurances. Each of Contributor and the Partnership agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and other documents (and to bear its own costs and expenses incidental thereto) and to take such other actions as the other of them may reasonably request in order to carry out the intents and purposes of this Agreement; provided, however, that neither of Contributor nor the Partnership shall be obligated, pursuant to this Section 10.11, to incur any expense of a material nature and/or to incur any material obligations in addition to those set forth in or contemplated by this Agreement and/or the Closing Documents.

		Restrictions on Certain Dispositions of Real Property.

		Without the written consent of Contributor (or the holders of the Units issued pursuant hereto), the Partnership shall not voluntarily sell, distribute or exchange the Real Property (or permit the Real Property to be voluntarily sold, distributed or exchanged) prior to the fifth anniversary of the Closing Date (the "Fifth Anniversary Date") if such sale or exchange would be treated as a "sale" or "exchange" for federal income tax purposes or if gain would otherwise be recognized to Contributor as the result thereof.

		The provisions of Section 10.12(a) shall not apply to
(i) transactions, such as like-kind exchanges, which would not result in the recognition of income or gain to the Partnership for federal income tax purposes that would be allocable to Contributor by reason of the application of Section 704(c) or Section 737 of the Code (but, in the event of any disposition permitted by the preceding clause, the disposition of any carryover basis real property or other successor real property shall be subject to the provisions of this Section 10.12), (ii) the conveyance of the Real Property or any part thereof to any Person in connection with a foreclosure proceeding against the Real Property or deed in lieu thereof, (iii) the conveyance of the Real Property or any part thereof to a governmental authority in connection with an eminent domain proceeding or conveyance in lieu thereof, (iv) the grant of an easement or right-of-way, (v) the conveyance of all or any portion of the Real Property to a governmental authority or to such other Person as may be directed or requested by a governmental authority in connection with the financing or expansion of the Property or any part thereof, (vi) the sale, exchange or other disposition of all or substantially all of the properties of the Partnership and its subsidiaries (i.e., 80% or more based on gross receipts of such properties), including without limitation all or part of the Real Property, or (vii) the sale to any department store or other retailer of the portion of the Real Property occupied or proposed to be occupied by it (including parking area and other surrounding area). In addition, the provisions of Section 10.12(a) shall not apply to the sale, conveyance or disposition of the Real Property when, in the reasonable judgment of the Partnership, dire, immediate circumstances exist as to the business of the Partnership and the General Partner taken as a whole (such as, without limitation, the possible loss by the General Partner of REIT status) which require the disposition of the Real Property. If the Partnership shall have obtained and provided to the Contributor (or to the holders of Units issued pursuant hereto) an opinion of counsel from Neal, Gerber & Eisenberg or another law firm reasonably acceptable to the Contributor (or the holders of Units issued pursuant hereto) with respect to the determination of whether a particular transaction will result in income or gain for federal income tax purposes by Contributor or is treated as a sale or exchange of the Real Property for federal income tax purposes (although the Partnership shall not be required to do so), the determination set forth in such opinion shall be deemed conclusive for purposes of this Agreement. Any transaction prohibited pursuant to the provisions of Section 10.12(a) is hereinafter referred to as a "Prohibited Disposition."

		Debt Allocation; Etc.

		In accordance with paragraph (3)(a) under the heading "Analysis" in Revenue Ruling 95-41, 1995-1 C.B. 32, "excess nonrecourse liabilities" of the Partnership shall be allocated among the partners of the Partnership by taking into account the share of Section 704(c) built-in gain of Contributor with respect to the Real Property to the extent such gain is not taken into account in making an allocation of nonrecourse liabilities to it under Treasury Regs. 1.752-3(a)(2). It is the parties' intent that an allocation pursuant to the preceding sentence of this Agreement will cause the total share of nonrecourse liabilities of Contributor to at least equal the excess of the debt encumbering the Real Property over the adjusted tax basis of such property at the time of such contribution. This treatment shall not be binding on the Partnership in the event that the Internal Revenue Service (the "IRS") revokes, amends or modifies Rev. Rul. 95-41 or in the event that the IRS issues guidance which indicates that Rev. Rul. 95-41 cannot be interpreted consistently with this Section.

		The Partnership shall notify Contributor prior to the repayment or refinancing of the Existing Indebtedness, which notice shall include a good faith estimate of the amount by which the amount of Partnership liabilities that Contributor may include in the tax basis of its Units pursuant to Section 1.752 of the Treasury Regulations shall be reduced as the result thereof.

	  In the event that any such repayment or refinancing or any other event occurs prior to the Fifth Anniversary Date and reduces the amount of the Partnership liabilities that Contributor and its members may include in the tax basis of their respective Units pursuant to Section 1.752 of the Treasury Regulations, the Partnership shall, upon receipt of written notice from Contributor and/or its member(s) (as the case may be), use commercially reasonable efforts to do any of the following so as to enable Contributor and its members to increase their respective "economic risk of loss" (within the meaning of Section 1.752-2 of the Treasury Regulations) with respect to liabilities of the Partnership to the extent of such reduction: (i) allow
Contributor and/or its member(s) (as the case may be) to enter into an agreement with the General Partner (provided the General Partner determines that such agreement will not have adverse consequences to either the Partnership or any partner of the Partnership), (ii) make provision for Contributor and/or its member(s) (as the case may be) to guaranty one or more indebtedness of the Partnership (but the Partnership shall not be obligated to incur additional indebtedness or retain the Existing Indebtedness or to permit such guaranties if such guaranties shall have a material adverse tax effect on the Partnership or the other partners thereof) or (iii) allow Contributor and/or its member(s) (as the case may be) to restore its deficit capital account balance (provided that the General Partner determines that such restoration does not have adverse consequences to either the Partnership or any partner of the Partnership). The economic risk to Contributor and/or its member(s) (as the case may be) of any such guaranties shall be minimized to the extent practicable by allowing Contributor and/or its member(s) (as the case may be) to guaranty only the "bottom" portion of the indebtedness guarantied thereby. The amount of the "bottom" guaranties given by Contributor and/or its member(s) (as the case may be) and others (whose obligations shall be pari passu) in respect of any indebtedness shall not exceed fifty percent of the fair market value of the collateral for that indebtedness at the time of such guaranty, as determined in good faith by the Partnership. To the extent that the amount to be "bottom" guaranteed exceeds fifty percent of the fair market value (as determined above) of the collateral for such indebtedness at the time of such guaranty, the Partnership shall make commercially reasonable efforts to allow Contributor and/or its member(s) (as the case may be) to "bottom" guaranty one or more other indebtedness of the Partnership upon the terms and subject to the limitations contained in the other sentences of this subsection (d). Any such guaranties shall be in form reasonably acceptable to Contributor and/or its member(s) (as the case may be) and the Partnership.

   The Partnership shall allocate the tax items arising from the ownership of the Real Property, including items of depreciation, amortization and gain or loss, using the "traditional method" provided in Treasury Regulation 1.704-3(b)(1). The parties hereto expressly agree and acknowledge that, notwithstanding anything to the contrary in the Partnership Agreement, Contributor and/or its member(s) (as the case may be) will bear the tax detriments associated with any precontribution gain with respect to the Real Property to the extent and in the manner required by Treasury Regulation 1.704-3(b)(1), taking into account the "ceiling rule", and that the General Partner shall not specifically allocate any other tax items of the Partnership to "cure" for the effects of the ceiling rule as applied to the Real Property. The parties agree that the built-in gain with respect to the Property (as defined in Reg. 1.704-3(a)(3)(ii)) shall be determined in accordance with the provisions of Reg. 1.704-1(b)(2)(iv)(g)(3).



	  The Partnership shall maintain, on a continuous basis, an aggregate amount of indebtedness equal to at least $12,000,000 (i) with respect to which Harry J. Butler, Jr. would bear the "economic risk of loss" within the meaning of Regulation 1.752-2(b)-(j), or (ii) which would be allocated to Harry J. Butler, Jr. pursuant to Regulation 1.752-3(a).

		Delivery of Certain Information. The Partnership shall transmit to Contributor (a) all periodic reports or statements furnished to the public stockholders of the General Partner simultaneously with the transmission thereof to such public stockholders, (b) promptly following written request by Contributor or its successors or assigns, copies of all amendments to the Partnership Agreement and (c) promptly following written request by Contributor or its successors or assigns (but no more frequently than once each calendar year), a list of the names and addresses of all partners of the Partnership.

   Transfer of Units; Etc.

   Except as permitted under Section 10.15(b), the Units may not be sold, pledged or otherwise transferred prior to the first anniversary of the Closing Date.

     Prior to the first anniversary of the Closing Date, the Units issued pursuant hereto may be distributed to the constituent members of Contributor or the members of such members who are Qualified Investors but only pursuant to distributions which are made without the payment of any consideration in connection therewith by such distributees. The General Partner shall acknowledge upon request that such permitted distributees are substituted limited partners of the Partnership. During the first year following Closing, the Units may not otherwise be conveyed or transferred and no other Person may own any direct or indirect interest in Units through Contributor or any constituent member of Contributor.

     There may be no more than twelve (12) record owners of all of the Units issued pursuant hereto at any time hereafter to the extent that all of such Units are then owned by Contributor and/or its constituent partners and/or their partners and/or by Affiliates of any of the foregoing.

      Employees. Following Closing, either the Partnership or GGMI may, in its discretion, offer to employ any or all Property employees (who Contributor shall cause to be terminated prior to Closing) on such terms as it deems advisable. Contributor shall pay or cause to be paid all amounts owing to all Property employees through the Closing Date and accrued vacation pay through the Closing Date.




ARTICLE
Miscellaneous


      Survival. The representations, warranties and agreements of Contributor as are set forth in any Estoppel(s) for a Missing Party and the respective representations, warranties and agreements of each of the parties as are set forth in (i) Sections 2.3, 10.1, 10.8, 10.10, 10.11, 10.12 and Article XI hereof and
(ii) the Closing Documents (other than the respective representations and warranties of the parties contemplated under
Article VI hereof which are to be made at and as of the Closing Date by the delivery of written certificates) shall survive Closing indefinitely. Subject to the provisions of the next succeeding sentence hereof, all other representations, warranties and covenants of the parties set forth herein (including, without limitation, those made at Closing pursuant to the aforementioned certificates) shall survive Closing for the greater of (i) eighteen (18) months and (ii) any specified period of time as may be expressly herein provided with respect thereto.
Notwithstanding the foregoing provisions hereof, (i) the respective representations and warranties of the parties set forth in Sections 6.1(a), (b) and (c) and in Sections 6.2(a) and (b) shall survive Closing indefinitely, (ii) the covenants of the Contributor set forth in Sections 2.4, 2.9(a), 2.10, 3.1, 3.2(j), 3.2(s), 3.2(w), 5.1, 5.2, 5.3 and 7.1, and the conditions precedent to Closing set forth in Sections 8.1, 8.2, 10.5 and 10.7 shall expire upon and shall not survive Closing, and (iii) all covenants which are to be fully performed and discharged on or prior to Closing pursuant to the provisions of this Agreement which have been so performed and discharged on or prior to Closing or which have been waived as of the Closing by the party entitled to the benefits thereof pursuant to the provisions of this Agreement shall not survive Closing.

      Notices. Notices must be in writing and sent to the party to whom or to which such notice is being sent, by certified or registered mail, return receipt requested, commercial overnight delivery service or delivered by hand with receipt acknowledged in writing, as follows:


      To the Partnership:

General Growth Properties, Inc.
			110 North Wacker Drive
			Chicago, Illinois  60606
Attention:  Matthew Bucksbaum

with a copy thereof to:

Neal, Gerber & Eisenberg
Two North LaSalle Street, Suite 2200
Chicago, Illinois  60602
Attention:  Marshall E. Eisenberg



			To Contributor:

			c/o Mr. Mark Sealy
			Sealy & Company
			333 Texas - Suite 1450
			Shreveport, Louisiana  71101

			with a copy to:

			Morris, Manning & Martin
			1600 Atlanta Financial Center
			3343 Peachtree Road NE - Suite 1600
			Atlanta, Georgia, 30326
			Attention:  Frank Bazzel, Esq.

Except as otherwise set forth herein, all notices (a) shall be deemed given when received or, if mailed as described above with appropriate postage, after 5 business days and (b) may be given either by a party or by such party's attorneys. The cost of delivery shall be borne by the party delivering the notice.

      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute a single document when at least one counterpart has been executed and delivered by each party hereto. Facsimile transmissions of executed copies hereof shall be deemed to be the equivalent of original signatures for all intents and purposes.

      Amendments. Except as otherwise provided herein, this Agreement may not be changed, modified, supplemented or terminated, except by an instrument executed by the parties hereto.

		Waiver. Each party shall have the right, exercisable in its sole and absolute discretion, but under no circumstances shall be obligated, to waive or defer compliance by any other party with its obligations hereunder or to waive satisfaction of any conditions contained herein for its benefit. No waiver by any party of a breach of any covenant or a failure to satisfy any condition shall be deemed a waiver of any other or subsequent breach or failure to satisfy any other condition. All waivers of any term, breach or condition hereof must be in writing.

		Successors and Assigns.  Subject to the provisions of
Section 11.10, the terms, covenants, agreements, conditions, representations and warranties contained in this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

		Third Party Beneficiaries. The provisions of this Agreement are made for the benefit of the parties hereto and their respective successors in interest and assigns and are not intended for, and may not be enforced by, any other person or entity.

		Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

		Governing Law. This Agreement has been made pursuant to and shall be governed by the laws of the State of Delaware
(without regard to conflicts of law rules).

	  Assignment. This Agreement may not be assigned or delegated by any party without the written consent of the other party except that the Partnership may assign this Agreement (or any rights hereunder) to an Affiliate of the Partnership, it being acknowledged and agreed by the Partnership that no such assignment shall relieve the Partnership of its obligations under this Agreement.

	  Headings; Exhibits. The headings of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

	  Gender and Number. Words of any gender shall include the other gender and the neuter. Whenever the singular is used, the same shall include the plural wherever appropriate, and whenever the plural is used, the same also shall include the singular where appropriate.

	  Entire Agreement; Construction. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings and/or agreement among them with respect thereto, including without limitation that certain letter of intent dated
May 1, 1998, between Contributor and the General Partner. Each party hereto hereby acknowledges that all parties hereto participated equally in the negotiation, preparation and documentation of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than against the other.

	  Costs of Enforcement. In the event that any action is brought by any party or parties to this Agreement or any Closing Document against any other party or parties to enforce rights under this Agreement or any Closing Document, the prevailing party's or parties' costs in such action, including reasonable attorneys' fees, shall be paid by the other party or parties. Any amounts owing hereunder or thereunder which are not paid when due shall bear interest at the per annum rate equal to the prime rate of First Chicago NBD N.A. (or any successor), as the same may change from time to time plus five percent (5%).


	  Arbitration. As a condition precedent to the exercise after Closing of any rights or remedies for indemnification under this Agreement or for any breach of representation, warranty or covenant or otherwise with respect to the Transactions, the party seeking to exercise such rights and remedies (the "Moving Party") shall first give the other party (the "Defaulting Party") written notice that specifies in particularity the indemnification sought or the breach of representation, warranty or covenant asserted, as well as the action necessary to effect a cure of such claimed default or obligation (if curable) and the amount of Losses suffered or claimed due to the Moving Party (if known). The Defaulting Party shall have thirty (30) days after such written notice to effect a cure of such claimed default or obligation or to mitigate the Losses (as the case may be) prior to the Moving Party exercising any rights or remedies under this Agreement or the Pledge Agreement (including submission of the matter to arbitration). After expiration of the 30 day period to cure set forth herein, any claim arising out of an alleged breach of this Agreement (including any breach of a covenant, representation or warranty set forth in the Agreement) and any claim for indemnification under this Agreement, if not cured during said 30 day period, shall be resolved by arbitration as set forth below:

	(a) Following written notice by the Moving Party of the commencement of arbitration proceedings hereunder said claim shall be arbitrated in accordance with the Commercial Arbitration Rules of the American Arbitration Association subject, however, to the provisions of this Section 11.15.

	(b) Following the designation of the arbitrator in accordance with said Rules (the "Arbitrator"), the parties, together with the Arbitrator, shall promptly undertake appropriate informal efforts to attempt to mediate and negotiate a mutually acceptable solution to the matter covered by the original notice.

	(c) If a negotiated solution cannot be achieved within fourteen (14) days after the date on which the Arbitrator is designated, then the proceeding shall proceed as a compulsory arbitration to be conducted under the Commercial Arbitration Rules of the American Arbitration Association by the Arbitrator subject, however, to the following modifications:

	(i) discovery shall be permitted under the same standards provided for in the Federal Rules of Civil Procedure but with the Arbitrator vested with exclusive power and authority to render decisions on all discovery disputes which may arise and with the discovery period for any arbitrated matter limited to 120 days;

	(ii) the Arbitrator shall interpret and apply the provisions of this Agreement;

	(iii) the proceedings will be held in New Castle County, Delaware, unless the parties shall otherwise agree in writing; and

	(iv)	  the Arbitrator shall determine, as applicable,
whether a breach of the Agreement or a right to indemnification under the Agreement exists and, if so, the amount of damages which shall be awarded (if and to the extent determinable at that time and if not fully determinable at that time, then the Arbitrator shall retain standing to adjudicate the final amount of such damages from time to time as and when determinable).

	(d) In connection with the enforcement of the provisions of this Section 11.15, any agreement, decision or award rendered by the Arbitrator shall be final, binding and conclusive as to any such claim, enforceable in a court of competent jurisdiction and non-appealable.

		  Consent to Jurisdiction. In connection with any proceeding relating to the rights and obligations of the parties arising out of this Agreement including the enforcement of the provisions of Section 11.15 hereof and any agreement, decision or award rendered or reached pursuant to such mediation or arbitration, each party to this Agreement hereby consents and stipulates to the exclusive in personam jurisdiction of the United States federal courts and Delaware state courts located in New Castle County, Delaware; each party to this Agreement agrees that service by written notice in the manner set forth in Section 11.2 hereof shall be valid and sufficient for all purposes; and each party to this Agreement agrees to, and irrevocably waives any objection based on forum non conveniens or venue not to, appear in any United States federal court or Delaware state court located in New Castle County, Delaware.

		DISCLAIMER.  EXCEPT FOR SUCH REPRESENTATIONS,
WARRANTIES, COVENANTS AND AGREEMENTS AS ARE EXPRESSLY SET FORTH
HEREIN OR IN THE CONTRIBUTOR CLOSING DOCUMENTS TO BE DELIVERED BY
CONTRIBUTOR TO THE PARTNERSHIP IN ACCORDANCE HEREWITH, THE
PARTNERSHIP ACKNOWLEDGES AND AGREES:

	(A) THAT CONTRIBUTOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO, CONCERNING OR WITH RESPECT TO
(i) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (ii) THE INCOME TO BE DERIVED FROM THE PROPERTY, (iii) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH THE PARTNERSHIP MAY CONDUCT THEREON, (iv) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (v) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (vi) ANY OTHER MATTERS WITH RESPECT TO THE PROPERTY;

	(B)	THAT THE PARTNERSHIP, HAVING BEEN GIVEN THE OPPORTUNITY
TO INSPECT THE PROPERTY, IS RELYING ON ITS OWN INVESTIGATION OF
THE PHYSICAL CONDITION OF THE PROPERTY AND NOT ON INFORMATION
RELATING THERETO PROVIDED OR TO BE PROVIDED BY CONTRIBUTOR;

	(C)	THAT CERTAIN INFORMATION PROVIDED OR TO BE PROVIDED BY
CONTRIBUTOR TO THE PARTNERSHIP WITH RESPECT TO THE PROPERTY MAY
HAVE BEEN OBTAINED FROM A VARIETY OF INDEPENDENT SOURCES AS TO
WHICH CONTRIBUTOR HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR
VERIFICATION AND CONTRIBUTOR THEREFOR MAKES NO REPRESENTATIONS AS
TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION; AND

	(D)	THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE
AND CONTRIBUTION OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON
AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS.


	IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto effective as of the date and year first above written.

CONTRIBUTOR:

MSV PROPERTIES, LLC, a
Georgia limited liability company


By: SEALY RETAIL PROPERTIES, L.L.C., a
	Louisiana limited liability company
     Its: Administrative Member


	By:
	   Mark P. Sealy, member

PARTNERSHIP:

GGP LIMITED PARTNERSHIP, a
Delaware limited partnership


	By:	GENERAL GROWTH PROPERTIES, INC.,
	a Delaware corporation, its
		general partner

		By:
		   Its:

c:\80821\11813\0096\0001.H		TABLE OF CONTENTS

                                                      Page

ARTICLE I
Definitions
1.1	Definitions  1
1.2	References 14

ARTICLE II
Contribution; Consideration
	2.1	Contribution 14
2.2	Consideration 14
2.3	Assumption of Liabilities 15
2.4	Matters Relating to Existing Indebtedness 17
2.5	Termination of Existing Management Agreement
	and Release of Property Management Liens 18
2.6	Admission to Partnership; Redemption Rights;
	Etc. 18
2.7	Pledge Agreement 19
2.8	Intentionally Omitted 19
2.9	Leasing Matters 19
2.10	Matters Relating to Ground Lease 20
2.11	Matters Relating to Promotional Association 21

ARTICLE III
Closing
3.1	Closing 21
3.2	Contributor Closing Documents 21
3.3	Partnership Closing Documents 25

ARTICLE IV
Prorations and Adjustments
4.1	Items to Be Prorated 26
4.2	Installment Payment of Assessments 28
4.3	Adjustable Tenant Charges 28
4.4	Promotional and Advertising Contributions 29
4.5	Fixed and Other Tenant Charge Arrearage 30
4.6	Sales Based Tenant Charges 30
4.7	Application of Rent Receipts 31
4.8	Security and Utility Deposits 31
4.9	Collection of Rents 31
4.10	Settlement of Adjustments 33

ARTICLE V
Title Insurance and Survey
5.1	Title Commitment 34
5.2	Survey 35
5.3	Title and Survey Defects 36
5.4	Title Insurance Premiums and Survey Costs 37

ARTICLE VI
Representations and Warranties
6.1	Partnership Representations and Warranties 37
6.2	Contributor's Representations and Warranties 43
6.3	Limitation on Liability for Representations and
	Warranties 54

ARTICLE VII
Access and Certain Rights of Early Termination
7.1	Due Diligence and Access 54
7.2	Termination 55

ARTICLE VIII
Conditions to Closing
8.1	Conditions to Contributor's Obligations 56
8.2	Conditions to Partnership's Obligations 57

ARTICLE IX
Condemnation and Destruction
9.1	Casualty or Condemnation in General 59
9.2	Adjustment of Claims and Condemnation
	Proceedings 60

ARTICLE X
Additional Covenants
10.1	Indemnification 60
10.2	Conduct of Business Pending Closing 62
10.3	Supplemental Disclosure 63
10.4	Bulk Sales 63
10.5	Cooperation 64
10.6	Transfer and Other Taxes; Costs, Etc. 64
10.7	Estoppel Certificates 64
10.8	Record Retention 65
10.9	Publicity 65
10.10	Assistance Following Closing 66
10.11	Further Assurances 66
10.12	Restrictions on Certain Dispositions of Real
	Property 66
10.13	Debt Allocation; Etc. 68
10.14	Delivery of Certain Information 70
10.15	Transfer of Units; Etc. 70
10.16	Employees 70

ARTICLE XI
Miscellaneous
11.1	Survival 71
11.2	Notices 71
11.3	Counterparts 72
11.4	Amendments 72
11.5	Waiver 72
11.6	Successors and Assigns 72
11.7	Third Party Beneficiaries 72
11.8	Partial Invalidity 73
11.9	Governing Law 73
11.10  Assignment 73
11.11  Headings; Exhibits 73
11.12  Gender and Number 73
11.13  Entire Agreement; Construction 73
11.14  Costs of Enforcement 73
11.15  Arbitration 74
11.16  Consent to Jurisdiction 75
11.17	DISCLAIMER 75

Exhibits/Schedule	Description

Exhibit A 			Legal Description of Excluded Parcels
Exhibit B 			Legal Description of Land
Exhibit C			Legal Description of Ground Lease Parcel
Exhibit D			Permitted Exceptions
Exhibit E			Joinder Agreement
Exhibit F			Redemption Rights Agreement
Exhibit G			Pledge Agreement
Exhibit H			Opinion or Opinions of Counsel for
			Contributor
Exhibit I			Opinion of Counsel for the Partnership
Exhibit J			Act of Sale Deed
Schedule 1.1(a)		Adjacent Land
Schedule 1.1(b)		Anchor
Schedule 1.1(c)		Personalty
Schedule 2.2(a)		Allocation of Gross Asset Value
Schedule 2.9(a)		Certain Leasing Matters (Contributor
			Responsibility)
Schedule 2.9(b)		Certain Leasing Matters (Partnership
			Responsibility)
Schedule 6.2(a) 	Contemplated Revisions to Contributor Ownership
		Structure
Schedule 6.2(e)		Environmental Disclosures and Environmental
			Reports
Schedule 6.2(f) 	Rent Roll
Schedule 6.2(g-1)	Leases
Schedule 6.2(g-2) 	Reciprocal Easement Agreements
Schedule 6.2(i)		Lease and Reciprocal Easement Agreement
			Defaults
Schedule 6.2(k)		Intellectual Property
Schedule 6.2(m) 	Contracts
Schedule 6.2(r)		Litigation
Schedule 6.2(s)		Insurance Coverage
Schedule 6.2(t)		Tenant or Anchor Bankruptcies
Schedule 6.2(u)		Existing Indebtedness Documents
Schedule 6.2(v)		Matters Relating to Promotional
			Association
Schedule 6.2(x)		Ownership or Lease of Land within Five-Mile
			Radius